Exhibit 10.2



                          SECOM GENERAL CORPORATION
                             UNIFLOW CORPORATION
                                MICANOL, INC.
                                L&H DIE, INC.
                               FORM FLOW, INC.

                         $4,000,000 Committed Facility
                        $2,000,000 Uncommitted Facility
                            and $775,000 Term Loan

                             AMENDED AND RESTATED
                     REVOLVING CREDIT AND LOAN AGREEMENT

                           Dated as of June 30, 1996


                                   ---------

                                   NBD BANK


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                              TABLE OF CONTENTS

                                                                          PAGE

INTRODUCTION.......................................................         1

ARTICLE I. DEFINITIONS.............................................         1
     1.1  Certain Definitions......................................         1
     1.2  Certain Rules of Construction............................        11
     1.3  Acknowledgment and Restatement of Credit.................        12

ARTICLE II. THE CREDIT FACILITIES..................................        12
     2.1  Revolving Loans..........................................        12
     2.2  Termination and Reduction of the Commitment..............        14
     2.3  Letters of Credit........................................        14
     2.4  Term Loan ...............................................        16
     2.5  NBD Records and Determinations ..........................        16

ARTICLE III. THE LOANS ............................................        16
     3.1  Types of Loans ..........................................        16
     3.2  Requests for Loans ......................................        16
     3.3  Conversion of Loans; Procedures..........................        17
     3.4  Procedures at End of Loan Period.........................        17
     3.5  Requests for Negotiated Rate Loans ......................        18
     3.6  Conditions for Initial Loans.............................        18
     3.7  Further Conditions for Disbursement .....................        20

ARTICLE IV. PAYMENTS AND PREPAYMENTS OF LOANS......................        21
     4.1  Principal Payments.......................................        21
     4.2  Interest Payments........................................        21
     4.3  Payment Method and Related Matters.......................        22
     4.4  No Setoff or Deduction...................................        22
     4.5  Payment on Non-Business Day; Payment Computations........        22
     4.6  Additional Costs ........................................        23
     4.7  Illegality and Impossibility ............................        24
     4.8  Indemnity................................................        24

ARTICLE V. REPRESENTATIONS AND WARRANTIES..........................        25
     5.1  Corporate Existence and Power............................        25
     5.2  Corporate Authority......................................        25
     5.3  Binding Effect ..........................................        25
     5.4  Subsidiaries ............................................        25
     5.5  Litigation ..............................................        25
     5.6  Financial Condition .....................................        25
     5.7  Use of Loans ............................................        26

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                                                                          PAGE

     5.8  Consents, Etc............................................        26
     5.9  Taxes ...................................................        26
     5.10 Title to Properties......................................        26
     5.11 Compliance with Governmental Regulations ................        26
     5.12 ERISA ...................................................        26
     5.13 Environmental Matters....................................        27
     5.14 Investment Company Act...................................        27
     5.15 Disclosure ..............................................        27

ARTICLE VI. COVENANTS..............................................        28
     6.1  Affirmative Covenants....................................        28
     6.2  Negative Covenants.......................................        31

ARTICLE VII. DEFAULT...............................................        33
     7.1  Events of Default........................................        33
     7.2  Remedies ................................................        35

ARTICLE VIII. MISCELLANEOUS .......................................        36
     8.1  Amendments...............................................        36
     8.2  Notices .................................................        36
     8.3  No Waiver By Conduct; Remedies Cumulative ...............        37
     8.4  Reliance on and Survival of Various Provisions ..........        37
     8.5  Expenses; Indemnification ...............................        37
     8.6  Successors and Assigns ..................................        38
     8.7  Participations ..........................................        38
     8.9  Counterparts ............................................        38
     8.10 Governing Law ...........................................        38
     8.11 Table of Contents and Headings...........................        39
     8.12 Construction of Certain Provisions ......................        39
     8.13 Integration and Severability.............................        39
     8.14 Independence of Covenants................................        39
     8.16 Interest Rate Limitation ................................        39
     8.17 Limitation of Liability .................................        40
     8.18 Waiver of Jury Trial.....................................        40

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EXHIBITS

Exhibit 2.1(a)      Revolving Credit Note
Exhibit 2.1(b)      Line of Credit note
Exhibit 2.4         Term Note
Exhibit 3.2         Request for Revolving Loan
Exhibit 3.5         Request for Negotiated Rate Loan
Exhibit 3.6(e)      Guaranty Agreement
Exhibit 3.6(f)      Security Agreement


SCHEDULES

Schedule 5.4        Subsidiaries
Schedule 5.5        Litigation
Schedule 5.6        Financial Statements
Schedule 5.13       Environmental Matters


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                      REVOLVING CREDIT AND LOAN AGREEMENT

      THIS AMENDED AND RESTATED REVOLVING CREDIT AND LOAN AGREEMENT (this "Agreement"), dated as of June 30, 1996, is by and between Secom General Corporation, Inc., a Delaware corporation (the "Company") whose address is 46035 Grand River Avenue, Novi, MI 48374, Uniflow Corporation, a Michigan corporation ("Uniflow"), whose address is 26600 Heyn Drive, Novi, Michigan 48450; Micanol, Inc., a Michigan corporation ("Micanol") whose address is P.O. Box 881, 46001 Grand River, Novi, Michigan 48376; L&H Die, Inc., a Michigan corporation ("L&H"), whose address is 38200 Ecorse Road, Romulus, Michigan 48174; and Form Flow, Inc., a Michigan corporation ("Form Flow"), whose address is 6901 Cogswell, Romulus, Michigan 48174, as borrowers, and NBD Bank, a Michigan banking corporation ("NBD"), formerly NBD Bank, N.A. The Company, Uniflow, Micanol, L&H and Form Flow are collectively referred to as the "Borrowers" and individually as a "Borrower."


                                 INTRODUCTION

      WHEREAS, Uniflow, Micanol, L&H and Form Flow are wholly owned Subsidiaries of the Company and receive substantial benefit from the Company and each other, including without limitation, accounting and administrative services, research and development, marketing and sales assistance.

      WHEREAS, NBD has provided a discretionary authorization of up to $5,000,000 to the Borrowers under the terms of an Amended and Restated Credit Agreement dated December 15, 1993, as amended by (i) the First Amendment to Amended and Restated Credit Agreement dated July 19, 1994, (ii) the letter dated August 19, 1994 from NBD to Secom, (iii) the Third Amendment to Amended and Restated Loan Agreement dated December 28, 1994, (iv) the Fourth Amendment to Amended and Restated Loan Agreement dated February 17, 1995, (v) the Fifth Amendment to Amended and Restated Loan Agreement dated December 1, 1995 and
(vi) the Sixth Amendment to Amended and Restated Loan Agreement dated December 27, 1995 ("Existing Loan Agreement"), and has provided various other financial accommodations to the Company and its Subsidiaries, including a term loan secured by certain real estate and various equipment leases and letters of credit.

      WHEREAS, the Borrowers desire to obtain (i) a revolving credit facility in the aggregate principal amount of up to $4,000,000 and (ii) a discretionary $2,000,000 authorization, including a subfacility of up to $ 1,000,000 for the issuance of letters of credit, issued by NBD, in order to provide funds for the working capital and other corporate purposes of the Borrowers and NBD is willing to establish such credit facilities in favor of the Borrowers on the terms and conditions herein set forth.

      Therefore, the parties agree as follows:


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                            ARTICLE I. DEFINITIONS

       1.1 Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

      "Adjusted LIBO Rate" means, for any Loan Period and the applicable LIBOR Loan, the per annum rate of interest equal to the sum of (a) 2.15% plus (b) the per annum rate (rounded upwards, if necessary, to the nearest one-hundredth of one percent (1/100%)) determined by dividing (i) the LIBO Rate for such Loan Period, by (ii) an amount equal to one minus the stated maximum rate
(expressed as a decimal) of all reserve requirements (including any basic, marginal, emergency, supplemental, special or other reserves) that is specified from time to time during a Loan Period by the Board of Governors of the Federal Reserve System (or any successor agency), for determining the maximum reserve requirement with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, without benefit or credit for prorations, exemptions or offsets which might otherwise be available to NBD from time to time under Regulation D.

      "Affiliate", when used with respect to any person, means any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

      "Applicable Rate" means, with respect to Revolving Loans, the Floating Rate, the Adjusted LIBO Rate or the Negotiated Rate, as applicable.

      "Authorization Amount" means the amount available to the Borrowers, in NBD's sole discretion, under Section 2.1(b), which shall not in any event exceed $2,000,000.

      "Borrowing Base" means the sum of the following:

            (a) 80% of the book value of Eligible Accounts Receivable as reflected on the most recent Borrowing Base Certificate delivered pursuant to Section 6.1(d)(iv); and

            (b) 25% of the lower of cost or market value of Eligible Inventory, as reflected on the most recent Borrowing Base Certificate delivered pursuant to Section 6.1(d)(iv).

      "Business Day" means a day other than a Saturday, Sunday or other day on which NBD is not open to the public for carrying on substantially all of its banking functions; provided, however, that, for purposes of determining the LIBO Rate or an applicable Loan Period, references to Business Day shall include only those days on which dealings in Dollar deposits are carried out by U.S. financing institutions in the London interbank market.

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       "Capital Expenditures" means, for any period, the additions to property, plant and equipment and other capital expenditures of the Loan Parties for such period, as the same are or should be set forth on the Combined financial statements of the Loan Parties in accordance with GAAP.

       "Capital Lease" of any person means any lease which, in accordance with GAAP, is or should be capitalized on the books of such person.

       "Cash Equivalents" means, as to any person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (b) time deposits and certificates of deposit of any commercial bank with a long term unsecured debt rating of a least A or its equivalent from Standard & Poor's Rating Group or at least A-2 or its equivalent from Moody's Investors Service, Inc. with maturities of not more than six months from the date of acquisition by such person, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any person incorporated in the United States, which commercial paper is rated at least A1 or the equivalent thereof by Standard & Poor's Ratings Group or at least P1 or the equivalent thereof by Moody's Investors Service, Inc. or at least F1 or the equivalent thereof by Fitch Investor Services, Inc. and in each case maturing not more than 180 days after the date of issuance by such person, and (e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above.

       "Cash Flow Coverage Ratio" means the relationship, expressed as a numerical ratio, which (i) Net Cash Flow of the Loan Parties, determined on a Combined basis bears to (ii) Fixed Charges of the Loan Parties, determined on a Combined basis, to be calculated as of the end of each fiscal quarter of the Company for the four consecutive fiscal quarters then ending.

       "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

       "Combined" or "combined" means, when used with reference to any financial term in this Agreement, the aggregate for the Loan Parties of the amounts signified by such term for all such persons determined on a combined basis in accordance with GAAP.

       "Commitment" means the commitment of NBD to make Revolving Loans pursuant to Section 2.1 (a) in the initial amount of $4,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

       "Contingent Liabilities" of any person means, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or

                                       3

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agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

       "Current Ratio" means the relationship, expressed as a numerical ratio, which (i) the amount of current assets of the Loan Parties, determined on a Combined basis, which would be properly classified as a current asset under GAAP, bears to (ii) the amount of current liabilities of the Loan Parties, determined on a Combined basis, which would be properly classified as a current liability under GAAP.

       "Default" means any of the events or conditions described in Section
7.1 which might become an Event of Default with notice or lapse of time or both.

       "Default Rate" means the rate per annum which is two percent (2%) per annum in excess of the Applicable Rate.

       "Dollars" and "$" means the lawful money of the United States of America.

       "Effective Date" means June 30, 1996.

       "Eligible Accounts Receivable" means each account, or portion of an account, owing to any of the Loan Parties which meets the following specifications:

             (a) it arose from a bona fide sale of goods, or performance of services, in the ordinary course of business, such goods having been delivered or shipped to, or such services have been provided to, the account debtor and the appropriate Loan Party has genuine contracts, purchase orders, invoices and shipping documents or receipts, and the goods have not been returned;

             (b) has been outstanding for no more than 90 days from the date of shipment, delivery, or performance;

             (c) it is owned by the appropriate Loan Party, free and clear of any Lien, other than the Lien created in favor of the Bank;

             (d) it is enforceable against the account debtor for the amount included in the Borrowing Base; it is in compliance with applicable laws and regulations; the portion included in the Borrowing Base is not subject to any set-off, credit allowance or adjustment (except discounts for prompt payment reflected in the computation thereof); and the account debtor has not returned the goods or disputed liability with respect to such account;

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            (e) no Loan Party has notice or knowledge of any fact or
      occurrence which could reasonably be expected to impair the credit worthiness of the account debtor;

            (f) the account debtor is not an Affiliate of any of the Loan Parties, nor is it the United States of America, or any agency thereof;

            (g) the account debtor is organized under the laws of and has its principal place of business in the United States or any state thereof; and

            (h) the Bank has not notified the Loan Parties that the Bank believes, in its sole discretion, that such account does not have realizable value.

      "Eligible Inventory" means finished goods, work-in-progress or raw material inventory of any of the Loan Parties which meets the following specifications:

            (a) it is owned by the appropriate Loan Party free and clear of any Lien other than the Lien created in favor of the Bank;

            (b) it is in good and saleable condition and does not consist of damaged, obsolete or slow-moving inventory; and

            (c) the Bank has not notified the Loan Party that the Bank believes, in its sole discretion, that such inventory does not have realizable value.

      "Environmental Laws" means any and all Governmental Regulations concerning the protection of, or regulating the discharge of substances into, the environment, including the Governmental Regulations specified in the definition of Hazardous Materials.

      "ERISA" means the Employee Retirement Income Securities Act of 1974, as amended from time to time, and the regulations thereunder.

      "ERISA Affiliate" means, with respect to any person, any trade or business (whether or not incorporated) which, together with such person or any Subsidiary of such person, would be treated as a single employer under Section 414 of the Code.

      "Event of Default" means any of the events or conditions described in
Section 7.1.

      "Existing Loan Documents" means the Existing Loan Agreements, Existing Notes and the Continuing Security Agreements executed by the respective Borrowers prior to the date hereof.

      "Existing Notes" means the Fourth Amended and Restated Master Demand Business Loan Note, dated as of December 27, 1995, from the Borrowers and the Inactive Affiliates to NBD, in the original principal amount of $4,500,000, and the Existing Term Note, described in Section 2.4.

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      "Event of Default" means any of the events or conditions described in
Section 7.1.

      "Fixed Charges" means principal, interest and capital lease payments of the Loan Parties on a combined basis.

      "Fixed Rate Loan" means any LIBOR Loan or Negotiated Rate Loan.

      "Floating Rate" means the per annum rate equal to the Prime Rate in effect from time to time.

      "Floating Rate Loan" means any Revolving Loan which bears interest at or by reference to the Floating Rate.

      "Funding Date" means any Business Day designated by the Company as a day on which (a) a new Revolving Loan is to be made, (b) a Floating Rate Loan is to be converted to a Fixed Rate Loan, or (c) a Loan Period is to be renewed or extended, each in accordance with the terms and conditions of this Agreement.

      "GAAP" means generally accepted accounting principles applied on a basis consistent with those reflected in the financial statements listed in Schedule 5.6.

      "Governmental Regulations" means any and all laws, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards, or any similar requirement, of the government of the United States, the government of the United Kingdom or any foreign government or any state, province, municipality or other political subdivision thereof or therein or any court, agency, instrumentality, regulatory authority or commission of any of the foregoing.

      "Hazardous Materials" means asbestos-containing materials, mono- or polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials and any "hazardous substance", "hazardous waste", "pollutant", "toxic pollutant", "oil" or "contaminant" as used in, or defined pursuant to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC ss.ss.9601 et seq., and 40 CFR ss.ss.302.1 et seq.; the Federal Clean Air Act, as amended, 42 USC ss.ss.7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC ss.ss.6901 et seq., as amended, and regulations thereunder; the Federal Water Pollution Control Act, 33 USC ss.ss.1251 et seq., as amended, and regulations thereunder; 40 CFR ss.ss.116.1 et seq. and ss.ss.129.1 et seq.; and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, release, threatened release, or emission of which is regulated or governed by any Environmental Laws.

      "Inactive Affiliates" means Triple Technologies, Inc. (formerly known as Triple Tool, Inc.), a Michigan corporation, Tri-Tec Plastics Corporation, a Michigan corporation, and Secom Information Products Company.

      "Indebtedness" of any person means (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business that are not past due, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such person in respect of unfunded benefit liabilities (determined in accordance with Section 4001 (a)(18) of ERISA) under any Plan of such person or of any ERISA Affiliate, (g) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), and (h) all Contingent Liabilities of such person.

      "Investment" means (a) any transfer or delivery of cash, stock or other property or value by such Person in exchange for Indebtedness, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; and (d) any investment in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

      "L/C Documents" means the L/C and all applications and other documents which NBD may require in connection with any issuance of an L/C by NBD hereunder, as originally executed or as they may from time to time be supplemented, modified, amended renewed or extended.

      "L/Cs" means the letters of credit issued by NBD on behalf of any Loan Party pursuant to Section 2.3, and any amendments, restatements, replacements, extensions or renewals thereof.

      "L/C Sublimit" means the maximum amount of L/Cs which may be outstanding at any time, which amount shall initially be $1,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

      "LIBO Rate" means, for any LIBOR Loan and the related Loan Period, the per annum rate of interest quoted by NBD as the rate at which deposits in U.S. Dollars for the applicable Loan Period commencing on the first day of such Loan Period (a "Rate Setting Date") and in an aggregate amount comparable to the principal amount of such LIBOR Loan, were being offered by first class banks in the London interbank market, at approximately 11:00 a.m., London time, on the Rate Setting Date.

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      "LIBOR Loan" means any Revolving Loan which bears interest at or by reference to the Adjusted LIBO Rate.

      "Lien" means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

      "Loan Documents" means this Agreement, the Note, the Guaranty Agreements, the L/C Documents, the Mortgage, the Security Agreements and all other agreements, documents or instruments now or hereafter executed by or on behalf of any of the Loan Parties and delivered to NBD in connection with this Agreement.

      "Loan Parties" means the Borrowers and any Affiliate of a Borrower that has executed and delivered to the Bank an unlimited continuing guaranty of the Borrowers' obligations to the Bank and a Security Agreement, substantially similar to Exhibits 3.6(e) and 3.6(f).

      "Loan Period" means, (i) with respect to each Negotiated Rate Loan, the period commencing on the Funding Date for such Negotiated Rate Loan and ending 1, 2, 3, 6 or 12 months thereafter, as specified by the Borrowers in the related notice under Section 3.2, and (ii) with respect to each LIBOR Loan, the period commencing on the Funding Date for such LIBOR Loan and ending 1, 2, 3, 6 or 12 months thereafter, as specified by the Borrowers in the related notice under Section 3.2; provided, however, that with respect to LIBOR Loans:

             (a) any Loan Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Loan Period shall end on the next preceding Business Day;

             (b) any Loan Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Loan Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

             (c) any Loan Period which would otherwise end after the Termination Date shall end on the Termination Date.

      "Loans" means (i) the Revolving Loans made by NBD to the Borrowers pursuant to Section 2.1, in each case evidenced by the Revolving Notes, and
(ii) the Term Loan made by NBD to the Company as described in Section 2.4.

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      "Material Adverse Event" means any event, occurrence or state of facts which has or could have a material adverse effect on the business, properties, assets, operations, condition (financial or otherwise) or prospects of any Loan Party.

      "Mortgage" means that certain Amended and Restated Mortgage, dated as of December 6, 1995, between the Company and NBD, recorded at Liber 28485, Page 10 of the Register of Deeds Office for Wayne County, Michigan, as the same may be amended and restated from time to time.

      "Multiemployer Plan" means any "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

      "NBD Collateral" means the assets, rights, revenues, or property, real, personal or mixed of any Loan Party in which NBD has at the time of determination been granted a security interest or mortgage, whether now owned or hereafter acquired.

      "Negotiated Rate" means a per annum interest rate established by NBD upon request by the Borrowers for a Negotiated Rate Loan.

      "Negotiated Rate Loan" means any Revolving Loan which bears interest at a Negotiated Rate.

      "Net Cash Flow" means income before federal income taxes, plus amortization, depreciation and interest, on a combined basis for all Loan Parties.

      "Notes" means the Revolving Notes and Term Note, together with any amendments, restatements, replacements or renewals thereof.

      "Obligations" means the principal of and interest on the Loans, the aggregate amount of outstanding L/Cs and all other indebtedness, obligations and liabilities of any of the Loan Parties to NBD, including those under, arising out of or in connection with this Agreement or any other Loan Document (including indemnities, fees and expenses), whether now existing or hereafter incurred, direct or indirect, absolute or contingent, matured or unmatured, joint or several, whether for principal, interest, reimbursement obligations, fees, expenses or otherwise, and the due performance and compliance with the terms and conditions of this Agreement and the other Loan Documents by any Loan Party.

      "Payment Date" means the first Business Day of each month, commencing August 1, 1996.

      "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

      "Permitted Liens" means the Liens permitted by Section 6.2(e).

      "Person" or "person" includes an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

      "Plan" means, with respect to any person, any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such person, any Subsidiary of such person or any ERISA Affiliate, or by any other person if such person, any Subsidiary of such person or any ERISA Affiliate could have liability with respect to such pension plan.

      "Prime Rate" means the prime rate of interest as announced by NBD at its principal office at Detroit, Michigan, as in effect from time to time, which rate may not be the lowest rate charged by NBD to any of its customers, which Prime Rate shall change simultaneously with any change in such announced rate.

      "Prohibited Transaction" means any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

      "Property" means any real or personal property in which any Loan Party has an interest or right of possession.

      "Purchase Money Liens" means Liens securing purchase money Indebtedness incurred in connection with the acquisition of capital assets by any Loan Party in the ordinary course of business; provided that (a) such Liens do not extend to or cover assets or properties other than those purchased in connection with the purchase in which such Indebtedness was incurred and (b) the obligation secured by any such Lien so created shall not exceed 100% of the cost of the property including transportation and installation costs, covered thereby.

      "Reportable Event" means a reportable event as described in Section 4043(b) of ERISA including those events as to which the 30-day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

      "Restricted Payments" means any dividend (other than dividends payable solely in capital stock of such person) or returns of capital to any shareholder of such person, or any other distribution, payment or delivery of property or cash to any of such person's shareholder's or any redemption, retirement, purchase or other acquisition of capital stock of such person.

      "Revolving Loan" means a loan made by NBD to the Borrowers pursuant to
Section 2.1.

      "Revolving Notes" means the Revolving Credit Note and Line of Credit Note of the Borrowers evidencing the Revolving Loans, in substantially the form of Exhibit 2.1(a) and Exhibit 2.1(b), together with any amendments, restatements, replacements or renewals thereof.

      "Subordinated Debt" means indebtedness of a Borrower owing to Manubusiness Opportunities, Inc. or Larry McKnight, and any other debt to which NBD has consented to in writing and for which NBD has received a subordination agreement on terms and conditions acceptable to NBD.

      "Subsidiary" of any person means any other person (whether now existing or hereafter organized or acquired) in which (other than directors' qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which at the time as of which any determination is being made, are owned, have such power or right only by reason of the happening of a contingency), beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof.

      "Tangible Capital Funds" means Tangible Net Worth plus deferred tax liabilities and Subordinated Debt.

      "Tangible Net Worth" means:

                (i) the amount of all assets which, under GAAP, would appear on the combined balance sheet of the Loan Parties, but excluding intangible items such as deferred tax assets, goodwill, treasury shares, patents, trademarks, research and development expenses and the like; less,

               (ii) the amount of all liabilities (excluding deferred tax liabilities) which, under GAAP, would appear on the combined balance sheet of the Loan Parties.

      "Termination Date" means the earlier to occur of (a) the third anniversary of the Effective Date, and (b) the date on which NBD's obligations shall be terminated pursuant to Section 7.2.

      "Term Note" means the Amended and Restated Term Note of the Company evidencing the term loan described in Section 2.4, in substantially the form of Exhibit 2.4, together with any amendments, restatements, replacements or renewals thereof.

      "Total Liabilities" means the total of all liabilities of the Loan Parties which would appear as liabilities on a Combined balance sheet of the Loan Parties, determined in accordance with GAAP.

      "Total Liabilities to Tangible Capital Funds Ratio" means the relationship, expressed as a numerical ratio, which (i) Total Liabilities bears to (ii) Tangible Capital Funds, determined for the Loan Parties on a Combined basis.

      "Type of Loan" has the meaning set forth in Section 3.1.

     1.2 Certain Rules of Construction. For purposes of this Agreement:

             (a) Certain References. The words "herein," "hereof" and "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, Exhibits or Schedules, and similar references, are to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise specified.

             (b) General Rules. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all definitions and references to an agreement, instrument or document shall mean such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, supplements or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose; (iii) all references to any party shall include such party's successors and permitted assigns; (iv) the term "including" means including, without limitation; and (v) reasonable attorneys' fees shall include allocated costs of in-house counsel.

             (c) Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP.

     1.3 Acknowledgment and Restatement of Credit.

             (a) Acknowledgment. By executing this Agreement, NBD and the Borrowers acknowledge and agree that as of June 30, 1996, the Indebtedness owed to NBD under the Existing Loan Agreement by the Borrowers is in the aggregate principal sum of $2,278,572.87 plus four outstanding letters of credit in the aggregate face amount of $728,282 (the "Existing Indebtedness"). All borrowing on June 30, 1996 shall be deemed to be advanced under this Agreement as Floating Rate Loans. The Borrowers further acknowledge and agree that, as of the Effective Date, all Existing Indebtedness is and shall be owed to NBD without offset, deduction, counterclaim or any other defense or claim whatsoever.

             (b) Effect of Restatement. The parties acknowledge and agree that this Agreement and the other Loan Agreement amend, modify and restate the Existing Indebtedness to NBD under the Existing Loan Documents and the execution and delivery of this Agreement or any of the Loan Documents shall not constitute (i) a novation or (ii) a waiver or release of any Default or Event of Default based on any facts or events occurring or existing prior to the date hereof and unknown to NBD prior to the date hereof. Upon the Effective Date, all Existing Indebtedness shall constitute Obligations hereunder and all outstanding loans under a line of credit advanced under the Existing Loan Agreement shall be deemed Floating Rate Loans under Section 2. 1(a) of this Agreement.

                       ARTICLE II. THE CREDIT FACILITIES

      2.1 Revolving Loans.

             (a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement, NBD agrees to make Revolving Loans to the Borrowers, jointly and severally, on a revolving basis from the Effective Date and before the Termination Date as the Borrowers may from time to time request from NBD; provided, however, that the aggregate principal amount of all Revolving Loans which NBD shall be committed to make at any time shall not, when added to the principal balance of the Revolving Loans outstanding at such time plus the aggregate face amount of all outstanding L/Cs, exceed (i) the Borrowing Base at such time; or (ii) the Commitment at such time. The Revolving Loans shall be evidenced by a Revolving Note of the Borrowers in substantially the form of Exhibit 2.1(a). The Revolving Note advanced under this Section 2.1(a) shall be dated the Effective Date and stated to mature on the Termination Date. Interest shall accrue on the unpaid principal balance of the Revolving Loans from time to time outstanding under this Section 2.1(a) at the Applicable Rate(s) and shall be payable in accordance with Section 4.2. Within the limits of the Commitment and subject to the other terms and conditions of this Agreement, the Revolving Loans may be borrowed, repaid and reborrowed prior to the Termination Date. Although the Revolving Note shall be expressed to be payable in the maximum amount of the Commitment, the Borrowers shall be obligated to pay only the unpaid balance of the Revolving Loans together with interest thereon and other amounts due in connection therewith as provided herein and in the Revolving Note. The proceeds of Revolving Loans shall be used by the Borrowers for working capital or other general corporate purposes of the Loan Parties.

             (b) Revolving Loan Authorization. Subject to the terms and conditions of this Agreement, NBD may, in its sole discretion make Revolving Loans to the Borrowers, jointly and severally, on a revolving basis from the Effective Date and before the Termination Date as the Borrowers may from time to time request from NBD; provided, however, that the aggregate principal amount of all Revolving Loans which NBD outstanding hereunder shall not at any time exceed the Authorization Amount; provided, further, that the aggregate principal amount of all Revolving Loans which NBD shall make pursuant to
Section 2.1(a) and Section 2.1(b) at any time shall not, when added to the principal balance of the Revolving Loans outstanding at such time plus the aggregate face amount of all outstanding L/Cs, exceed (i) the Borrowing Base at such time; or (ii) the Commitment plus the Authorization Amount at such time. The Revolving Loans advanced under this Section 2.1(b) shall be evidenced by a Line of Credit Note of the Company in substantially the form of
Exhibit 2.1(b). The Line of Credit Note shall be dated the Effective Date and stated to mature on the Termination Date. Interest shall accrue on the unpaid principal balance of the Revolving Loans from time to time outstanding under this Section 2.1(b) at the Applicable Rate(s) and shall be payable in accordance with Section 4.2. Subject to the other terms and conditions of this Agreement, and subject to NBD's sole discretion, the Revolving Loans may be borrowed, repaid and reborrowed prior to the Termination Date. Although the Line of Credit Note shall be expressed to be payable in the maximum amount of $2,000,000, the Borrowers shall be obligated to pay only the unpaid balance of the Revolving

Loans together with interest thereon and other amounts due in connection therewith as provided herein and in the Line of Credit Note. The proceeds of Revolving Loans shall be used by the Borrowers for working capital or other general corporate purposes of the Loan Parties.

      (c) Commitment Fee. The Borrowers agree to pay to NBD a commitment fee computed at the rate of 1/4% per annum on the average daily unused portion of the Commitment. Such commitment fee shall accrue from and after the Effective Date, shall be calculated on a daily basis during the applicable period and shall be due and payable quarterly in arrears, beginning on September 30, 1996 and on each December 31, March 31, June 30 and September 30 thereafter through the Termination Date with any accrued but unpaid commitment fee due on the Termination Date. All outstanding standby L/Cs will be considered usage under
Section 2.1(a). Revolving Loans shall first be deemed to be outstanding under
Section 2.1(a) and any remaining Revolving Loan in excess of the Commitment minus the face amount of outstanding standby L/Cs will be deemed to be outstanding under Section 2.1(b).

      2.2 Termination and Reduction of the Commitment. The Borrowers will have the right to terminate or reduce the Commitment at any time and from time to time, in which case the Commitment will be terminated or permanently reduced by the amount so specified, as the case may be; provided, however, that (a) the Borrowers shall give notice of such termination or reduction to NBD at least five Business Days in advance thereof, specifying the amount and effective date thereof, (b) each partial reduction of the Commitment shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000, (c) no such termination or reduction shall be permitted with respect to any portion of the Commitment as to which a request for a Revolving Loan or a L/C is then pending, (d) the entire Commitment may not be terminated if any Revolving Loans are then outstanding and may not be reduced below the sum of the principal amount of Revolving Loans then outstanding plus the aggregate amount of all then outstanding L/Cs. The Commitment or any portion thereof so terminated or reduced pursuant to this Section 2.2 may not be reinstated.

      2.3 Letters of Credit.

          (a) Issuance of L/Cs. Provided there is sufficient availability under Commitment and if requested by the Borrowers (with no less than three Business Days prior written application in such form as requested by NBD), NBD shall issue for the account of any Borrower standby or commercial letters of credit, upon the following conditions:

                   (i) Total Amount. The total face amount of L/Cs outstanding at any time shall not exceed an amount equal to the lesser, at such time, of (A) the L/C Sublimit or (B) $4,000,000 minus the sum of (1) aggregate principal balance of all Revolving Loans then outstanding under Section 2.1(a) and (2) the aggregate face of all outstanding
      L/Cs.

                  (ii) Expiry. The expiry date of any L/C shall not exceed a maximum of 12 months from the date of issuance, provided, however, that any L/Cs outstanding on the Termination Date will be (A) secured by cash or other collateral satisfactory to NBD, or (B) replaced as of the Termination Date under conditions which cause such outstanding L/Cs to be canceled.

                 (iii) Fees. The Borrowers will be charged a $150 issuance fee for each standby L/C issued pursuant to this Section 2.3. Any outstanding standby will accrue a commission at a per annum rate of 1.00% of the face amount of such L/C, payable quarterly in advance at time of issuance.

                  (iv) Documentation. The Borrowers shall execute standard documentation as requested by NBD with respect to the issuance of each L/C.

                   (v) Conditions Met. On the date of issuance, all of the conditions precedent specified in Sections 3.6 and 3.7 have been satisfied.

             (b) Obligations Unconditional. The obligation of the Borrowers to pay to NBD the amount of any L/C shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all Obligations of the Borrowers shall have been satisfied, and the Obligations with respect to each L/C shall not be affected, modified or impaired upon the happening of any event, including, without limitation, any of the following, whether or not with notice to, or the consent of, the Borrowers:

                   (i) Any lack of validity or enforceability of any L/C or any other L/C Document or to any transaction related in any way to such L/C;

                  (ii) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the L/C Documents;

                 (iii) The existence of any claim, cutoff, defense or other right which any Loan Party may have at any time against any beneficiary or any transferee of any L/C (or any persons for whom any such beneficiary or any such transferee may be acting), NBD or any other person or entity, whether in connection with any of the L/C Documents, the transactions contemplated herein or therein or any unrelated transactions;

                  (iv) Any draft or other statement or document presented under any L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                   (v) Payment by NBD to the beneficiary under any L/C against presentation of documents which do not strictly comply with the terms of the L/C, including failure of any documents to bear any reference or adequate reference to such L/C;

                  (vi) Any failure, omission, delay or lack on the part of NBD or any party to any of the L/C Documents to enforce, assert or exercise any right, power or remedy conferred upon NBD or any such party under this Agreement or any of the L/C Documents, or any other acts or omissions on the part of NBD or any such party; and

                 (vii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Loan Parties from the performance or observance of any obligation, covenant or agreement contained in this
      Section 2.3.

             (c) Repayment. The Borrowers agree, jointly and severally, to pay to NBD, on the day on which any L/C shall come due, the face amount of such L/C and all expenses paid or incurred by NBD relative thereto. Unless the Borrowers shall have made such payment to NBD on such day (including by borrowing the amount thereof with the proceeds of a Fixed Rate Loan), NBD shall be deemed to have disbursed to the Borrowers and the Borrowers shall be deemed to have elected to satisfy its repayment obligation by a Floating Rate Loan in an amount equal to the amount due with respect to such L/C. Such Floating Rate Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in Section 3.7 and, to the extent of such Loan, the repayment obligation of the Borrowers with respect to such L/C under this subsection shall be deemed satisfied.

      2.4 Term Loan. Simultaneously with the execution of this Agreement, the Bank will amend and restate the obligations of the Company to the Bank under the Amended and Restated Installment Business Loan Note, dated on or about December 6, 1995, in the original principal amount of $800,000 (the "Existing Term Note") pursuant to the terms of the Amended and Restated Term Note given by the Company in substantially the form of Exhibit 2.4, dated the Effective Date. The Term Note amends and restates, but does not repay, the indebtedness outstanding under the Existing Term Note.

      2.5 NBD Records and Determinations. NBD is hereby authorized by the Borrowers to note on NBD's books and records, the date, amount and Applicable Rate of each Revolving Loan, the amount of each payment or prepayment thereon and such other information as appropriate, which books and records shall constitute prima facie evidence of the information so noted. Notwithstanding the foregoing, the failure of NBD to record, or any error in recording, any such information shall not relieve the Borrowers of their obligation to repay the outstanding principal amount of the Loans, the L/Cs, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Note, the L/C Documents, and this Agreement. NBD's determinations of the Applicable Rates, the Default Rate, the fees any indemnity payment or other amounts payable under this Agreement shall be presumed correct.

                            ARTICLE III. THE LOANS

      3.1 Types of Loans. Each Revolving Loan may be an LIBOR Loan, a Negotiated Rate Loan or a Floating Rate Loan (each being herein called a "Type of Loan"), as established pursuant to Sections 3.2, 3.3 or 3.4. The principal amount of each Negotiated Rate Loan shall be at least $500,000 or a higher integral multiple of $100,000. The principal amount of each LIBOR Loan shall be at least $1,000,000, or a higher integral multiple of $100,000. Except for Loans which exhaust the entire remaining amount of the Commitment and Authorized Amount, the principal amount of each Floating Rate Loan shall be at least $25,000 or a higher integral multiple of $25,000.

      3.2 Requests for Loans. The Borrowers shall give NBD notice of each proposed Loan: (a) in the case of a Floating Rate Loan, not later than 3:00 p.m., Detroit time, on the proposed Funding Date of such Floating Rate Loan;
(b) in the case of a Negotiated Rate Loan, not later than 3:00 p.m., Detroit time on the proposed Funding Date of such Negotiated Rate Loan; and (c) in the case of a LIBOR Loan, not later than 11:00 a.m., Detroit time, on the day which is three Business Days in advance of the proposed Funding Date of such LIBOR Loan. Each of the Borrowers hereby authorizes the Company to request loans and to otherwise give and receive notices regarding the Loans and this Agreement on each Borrower's behalf. Any notice received after the hour specified above, shall be deemed to be notice given prior to such hour, on the next succeeding Business Day. Each such request shall be effective upon receipt by NBD, shall be in writing or by telephone to be promptly confirmed in writing (in either case, to be in the form of Exhibit 3.2 for Floating Rate Loans, and LIBOR Loans, and in the form of Exhibit 3.5 for Negotiated Rate Loans), shall specify whether the request is for a new Revolving Loan, the Applicable Rate of the requested Loan, the Funding Date and amount of the Loan for each Type of Loan and, for any LIBOR Loan or Negotiated Rate Loan, the Loan Period thereof. Subject to the terms and conditions of this Agreement, the proceeds of each Revolving Loan shall be made available to the Borrowers by depositing the proceeds thereof, in immediately available funds, in an account to be designated by the Borrowers from time to time.

      3.3 Conversion of Loans; Procedures. So long as no Default or Event of Default exists and is continuing, the Borrowers may convert all or any part of any outstanding Loan from one Type of Loan to another Type of Loan, if available, by giving notice to NBD of such conversion not later than the time required in Section 3.2 for such new Type of Loan. Each such notice shall be effective upon receipt by NBD, shall be in writing or by telephone to be promptly confirmed in writing (in either case, to be in the form of Exhibit 3.2), shall specify the date and amount of such conversion, the total amount of Loans to be so converted and the Loan Period therefor. Each conversion shall be on a Business Day, and in an amount as provided in Section 3.1.

      3.4 Procedures at End of Loan Period.

             (a) Automatic Conversion. Unless the Borrowers request a new Negotiated Rate Loan or LIBOR Loan in accordance with subsection (b) below or repay the applicable Loan, NBD shall automatically and without request by the Borrowers, on the last day of the applicable Loan Period, convert each Negotiated Rate Loan and each LIBOR Loan to a Floating Rate Loan.

             (b) Extension. So long as no Default or Event of Default exists and is continuing, and subject to the limitations set forth in Section 2.1, the Borrowers may cause all or any part of any outstanding Negotiated Rate Loan or LIBOR Loan to continue to bear interest at a Negotiated Rate or an Adjusted LIBO Rate, as the case may be, if available, at the end of the then-applicable Loan Period, by (i) with respect to Negotiated Rate Loans, notifying NBD not later than 3:00 p.m., Detroit time, the first day of the new Loan Period or the last Business Day prior to the new Loan Period if it does not begin on a Business Day, and (ii) with respect to LIBOR Loans, notifying NBD not later than 11:00 a.m., Detroit time, on a day which three Business Days prior to the first day of the new Loan Period. Each such notice shall be effective upon receipt by NBD and shall be in writing or by telephone to be promptly confirmed in writing (in either case to be in the form of Exhibit 3.2), and shall specify the first day of the applicable Loan Period, the amount of the new Fixed Rate Loans and the Loan Period therefor. Each new Loan Period for LIBOR Loans shall begin on a Business Day and the aggregate amount of the Loans bearing the new Negotiated Rate or the new Adjusted LIBO Rate shall be in an amount as provided in Section 3.1

      3.5 Requests for Negotiated Rate Loans. Subject to the terms and conditions of this Agreement, the Borrowers may request from NBD, from time to time, Negotiated Rate Loans pursuant to Section 3.2. All Negotiated Rate Loans requested by the Borrowers shall be subject to the following additional terms and conditions:

                   (a) NBD shall have sole and absolute discretion to determine the Negotiated Rate for a Negotiated Rate Loan.

                   (b) The Borrowers may request a maturity date for each Negotiated Rate Loan of 1, 2, 3, 6 or 12 months from the Funding Date of such Negotiated Rate Loan and, in any event, not later than the Termination Date. The Borrowers will forward to NBD a written confirmation of any Negotiated Rate Loan substantially in the form of the attached Exhibit 3.5, including confirmation of the date, maturity and amount of, and the Negotiated Rate applicable to, such Negotiated Rate Loan.

                   (c) Each Negotiated Rate Loan shall be repayable upon the stated maturity date requested by the Borrowers at the time of making such loan and shall bear interest at the Negotiated Rate established by NBD on the date of the making of such loan.

                   (d) Interest on each Negotiated Rate Loan shall be payable upon the stated maturity of such Negotiated Rate Loan.

                   (e) Each Negotiated Rate Loan or repayment thereof shall be in the minimum amount of $500,000 or a higher integral multiple of $100,000 and shall be made in immediately available funds at the principal office of NBD.

                   (f) It is understood and agreed that any Negotiated Rate for a Negotiated Rate Loan offered under this Agreement may be below or above the Prime Rate and will not necessarily by the lowest rate charged by NBD to any of its customers.

      3.6 Conditions for Initial Loans. The obligation of NBD to make the first Revolving Loans or to issue the first L/C hereunder is subject to receipt by NBD of the following documents and completion of the following matters on or prior to the Effective Date, in form and substance satisfactory to NBD:

              (a) Charter Documents. Certificates of recent date of the appropriate authority or official of the jurisdiction of incorporation of each of the Borrowers listing all charter documents of such Person on file in that office and certifying as to the good standing and corporate existence of the such Person, together with copies of such charter documents of the Borrowers certified as of a recent date by such authority or official, and certified as true and correct as of the Effective Date by a duly authorized officer of the such Person.

              (b) By-Laws and Corporate Authorizations. Copies of the by-laws of each Borrower together with all authorizing resolutions and evidence of other corporate action taken by the each Borrower to authorize the execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which it is a party and the consummation by the such Person of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of such Person.

              (c) Incumbency Certificate. Certificates of incumbency of the Borrowers containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Borrowers in connection with this Agreement and the other Loan Documents to which the Borrowers is a party and the consummation by the Borrowers of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of such Borrower.

              (d) Note. The Notes appropriately completed and duly executed on behalf of the Borrowers.

              (e) Guaranty Agreement. The Guaranty Agreement, in the form of the attached Exhibit 3.6(e), duly executed on behalf of each Borrower.

              (f) Security Agreements. The Amended and Restated Security Agreements, in the form attached as Exhibit 3.6(f), duly executed on behalf of each Borrower, together with appropriate UCC financing statements as requested by NBD.

              (g) Legal Opinion. The favorable written opinion of counsel for the Borrowers, with respect to each of the matters set forth in Sections 5.1, 5.2, 5.3 and 5.8, and as to such other matters as NBD may reasonably request.

              (h) Copies of Other Indebtedness. Full copies of the documentation of the company's indebtedness to KeyCorp Leasing Ltd., GE Capital Public Finance Inc., and Metro Life Capital Financial Corporation.

              (i) Consents, Approvals, Etc. Copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Borrowers in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement or the other Loan Documents, certified as true and correct and in full force and effect as of the Effective Date by a duly authorized officer of the appropriate Borrower.

              (j) Satisfaction of Legal Counsel. Satisfaction of legal counsel to NBD with all documents and instruments delivered hereunder or under any other Loan Document and all proceedings related to the consummation of the transactions contemplated by this Agreement and the other Loan Documents, and delivery to NBD and such legal counsel of copies (executed or certified as may be appropriate) of all legal documents or proceedings which NBD or such legal counsel may reasonably request in connection with the consummation of such transactions.

      3.7 Further Conditions for Disbursement. The obligation of NBD to make any Loan (including the first Revolving Loan or any extension or conversion of any Revolving Loan, other than an automatic conversion of a Negotiated Rate Loan or a LIBOR Loan to a Floating Rate Loan) or to issue any L/C (including any renewal or extension of any L/C) is further subject to the satisfaction of the following conditions precedent:

              (a) Representations True. The representations and warranties contained in Article V shall be true and correct on and as of the date such Loan is made or such L/C is issued (both before and after such Loan is made or such L/C is issued as if such representations and warranties were made on and as of such date.

              (b) No Default. No Default or Event of Default shall exist or shall have occurred and be continuing on the date such Loan is made or such L/C is issued (whether before or after such Loan is made or such L/C issued).

              (c) No Material Adverse Event. Nothing shall have occurred since the Effective Date which NBD shall determine either (i) constitutes a Material Adverse Event or (ii) has, or may have, an adverse effect on the rights or remedies of NBD under this Agreement or any other Loan Document.

              (d) Request for Loans. In the case of the making of any Revolving Loan, NBD shall have timely received the request for Revolving Loan, or in the case of an extension or conversion of any Revolving Loan the applicable notice of extension or conversion, in accordance with this Agreement, in form and substance reasonably satisfactory to NBD.

              (e) L/Cs. In the case of the issuance of any L/Cs, the Borrowers shall have delivered the L/C Documents, as appropriate, and any other related documentation requested by and acceptable to NBD, appropriately completed and duly executed on behalf of the Borrowers

              (f) Reaffirmation. The Borrowers shall be deemed to have made a representation and warranty to NBD at the time of the making of each Loan or the issuance of each L/C to the effect set forth in clauses (a) and (b) of this Section 3.7. For purposes of this Section 3.7, the representations and warranties contained in Section 5.6 shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 6.1(d).


              ARTICLE IV. PAYMENTS AND PREPAYMENTS OF LOANS

     4.1 Principal Payments.

              (a) Mandatory Prepayment. If the principal balance outstanding under Section 2.1 plus the face amount of all outstanding L/Cs exceeds the lesser of (i) the Commitment plus the Authorization Amount or (ii) the Borrowing Base at any time, the Borrowers shall immediately prepay the amount of such excess to the Bank.

              (b) Optional Prepayment. The Company may at any time and from time to time prepay all or a portion of the Revolving Loans, without premium or penalty; provided, however, that each prepayment of a Floating Rate Loan shall be in a minimum amount of $25,000 and in an integral multiple of $25,000; and provided further that any prepayment of a LIBOR Loan which is made on a day other than the last day of a Loan Period or, with respect to a Negotiated Rate Loan, which is made on a day other than the maturity date thereof, shall be accompanied by the indemnity payment set forth in Section
4.8 below.

              (c) Final Payment of Loans. Unless earlier payment is required under this Agreement, the Borrowers shall pay to NBD on the Termination Date the outstanding principal amount of the Loans and provide cash collateral for, or obtain the cancellation of, all outstanding L/Cs.

              (d) Application of Prepayments; Interest. Except as otherwise provided in Section 4.1(c) or 4.3(a), the Revolving Loans to which any prepayments are to be applied shall be selected by NBD in its sole discretion. The Company shall also pay to NBD, together with such amounts, all accrued interest to the date of payment on any Loans so prepaid and, with respect to any Fixed Rate Loan prepaid prior to the end of the applicable Loan Period or maturity date, the indemnity payment set forth in Section 4.8 below.

      4.2 Interest Payments.

              (a) Regular Payments. The Borrowers will pay interest to NBD at the Applicable Rate on the unpaid principal amount of each Loan as follows:

                   (i) Floating Rate Loans. Accrued and unpaid interest on Floating Rate Loans shall be payable: (A) on each Payment Date; (B) as to any portion of a Floating Rate Loan which is converted to a LIBOR Loan, on the date of such conversion; and (C) on the Termination Date.

                  (ii) Fixed Rate Loans. Accrued and unpaid interest on Fixed Rate Loans shall be payable on the last day of each Loan Period, and, if the Loan Period is greater than three months, then also on each three month anniversary of the Funding Date.

              (b) Interest on Overdue Amounts. Notwithstanding the foregoing
Section 4.2(a) or Section 3.5, the Loan Parties shall pay interest on demand at the Default Rate or the maximum rate permitted by law, whichever is lower, on the outstanding principal amount of any Loan and any other amount payable by the Loan Parties (other than interest) which is not paid in full when due (whether upon demand, at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full. In addition to the foregoing, during the period that any other Event of Default has occurred and shall be continuing, the Loan Parties shall pay on demand, at the election of NBD, interest at the Default Rate or the maximum rate permitted by law, whichever is lower, on the outstanding principal amount of all the Obligations which are outstanding during such period from and after the date of any such demand.

      4.3 Payment Method and Related Matters.

              (a) Payments by the Borrowers . All payments to be made by the Borrowers hereunder will be made in Dollars and in immediately available funds to NBD at NBD's address set forth opposite its name on the first page of this Agreement, not later than 3:00 p.m., Detroit time, on the date on which such payment shall become due. Payments received after the hour specified above shall be deemed to be payments made prior to such hour on the next succeeding Business Day. At the time of making each such payment, the Borrowers shall specify to NBD the obligation of the Borrowers hereunder to which such payment is to be applied, or, in the event that the Borrowers fails to so specify or if an Event of Default shall have occurred and be continuing, NBD may apply such payments as it may determine in its sole discretion.

              (b) Authorization of Payments. If the Borrowers shall not otherwise have made payment of any of the Obligations as provided in this Agreement, NBD is expressly authorized to charge any such Obligations, when due, to any of the Borrower's demand deposit accounts maintained with NBD or, if such accounts shall not control sufficient funds, to any other account maintained by any Borrower with NBD.

      4.4 No Setoff or Deduction. All payments of principal of and interest on the Loans and other Obligations shall be paid by the Borrowers without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority or other person.

      4.5 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement, whenever any installment of principal of, or interest on, any Loan or any other Obligation becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the then Applicable Rate during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days, for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

      4.6 Additional Costs.

             (a) Increased Costs. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to NBD, or any interpretation or administration thereof by any governmental authority (including without limitation the Board of Governors of the Federal Reserve System) charged with the interpretation or administration thereof, or compliance by NBD with any guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to NBD of any amounts payable by the Borrowers under this Agreement or any other Loan Documents (other than taxes imposed on the overall net income of NBD, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which NBD has its principal office), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of deposits with or for the account of, or credit extended by NBD, or (iii) impose any other condition with respect to this agreement, the Commitment, the Note, the Loans or any other Obligation, and the result of any of the foregoing is to increase the cost to NBD of providing its Commitment or making, funding or maintaining any Loan or to reduce the amount of any sum receivable by NBD under this Agreement, then the Borrowers shall pay to NBD, from time to time, upon request by NBD, additional amounts sufficient to compensate NBD for such interested cost or reduced sum receivable. A Statement as to the amount of such increased cost or reduce sum receivable, prepared promptly, in good faith and in reasonable detail by NBD and submitted by NBD to the Borrowers, shall be presumed correct.

             (b) Capital Requirements. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to NBD, or any interpretation or administration thereof by any governmental authority (including without limitation the Board of Governors of the Federal Reserve System) charged with the interpretation or administration thereof, or compliance by NBD with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by NBD (or any corporation controlling NBD) and NBD determines that the amount of such capital is increased by or based upon the existence of NBD's obligations hereunder and such increase has the effect of reducing the rate of return on NBD's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which NBD (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by NBD to be material, then the Borrowers shall pay to NBD, from time to time, upon request by NBD, additional amounts sufficient to compensate NBD (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which NBD reasonably determines to be allocable to the existence of NBD's obligations hereunder. A statement as to the amount of such compensation, prepared promptly, in good faith and in reasonable detail by NBD and submitted by NBD to the Borrowers, shall be presumed correct.

     4.7 Illegality and Impossibility.

             (a) Repayment. In the event that any Governmental Regulation now or hereafter in effect and whether or not presently applicable to NBD, or any interpretation or administration thereof by any governmental authority (including the Board of Governors Reserve System) charged with the interpretation or administration thereof, or compliance by NBD with any request or directive of such authority (whether or not having the force of law), including exchange controls, shall make it unlawful or impossible for NBD to maintain any LIBOR Loan at the Adjusted LIBOR Rate under this Agreement, the Borrowers shall, upon receipt of notice thereof from NBD, repay in full to NBD the then outstanding principal amount of such LIBOR Loan, together with all accrued interest thereon to the date of payment and all amounts due to NBD under Section 4.8, (i) on the last day of the then current Loan Period applicable to the Loan if NBD may lawfully continue to maintain such Loan at the Adjusted LIBOR Rate to such day, or (ii) immediately if NBD may not continue to maintain such Loan at the Adjusted LIBOR Rate to such day.

             (b) Conversion of LIBOR Loans to Floating Rate Loans. Notwithstanding Section 4.7(a), if such Section would otherwise be applicable, but NBD could lawfully maintain the LIBOR Loans at the Floating Rate then, during such period as NBD cannot maintain the LIBOR Loans at the Adjusted LIBO Rate, the LIBOR Loans shall bear interest at a per annum rate equal to the Floating Rate in effect from time to time. If all events or conditions making it unlawful or impossible for NBD to maintain the LIBOR Loans at the Adjusted LIBO Rate cease to exist, then the LIBOR Loans shall again bear interest at the Adjusted LIBO Rate, commencing on the first day of the next Loan Period immediately following the date all such events and conditions so cease to exist.

      4.8 Indemnity. If the Borrowers fail to make any payment of principal or interest in respect of any Fixed Rate Loan when due or makes any payment or prepayment of the principal of any Fixed Rate Loan, for any reason, on any due other than the last day of the Loan Period applicable thereto or, with respect to any Negotiated Rate Loan, the maturity date thereof, or if the rate of interest with respect to any LIBOR Loan shall be converted from the Adjusted LIBO Rate, pursuant to Section 4.7(b), on a date other than the last day of the Loan Period applicable thereto, or if the Borrowers fail to borrow any LIBOR Loan after requesting the same in accordance with this Agreement, the Borrowers shall reimburse NBD on demand for any resulting loss or expense incurred by NBD, including any loss incurred in obtaining, liquidating or employing deposits from third parties. A statement as to the amount of such loss or expense, prepared promptly, in good faith and in reasonable detail and submitted by NBD to the Borrowers, shall be presumed correct. Calculation of all amounts payable to NBD under this Section 4.8 with regard to LIBOR Loans shall be made as though NBD shall have funded or committed to fund such through the purchase of an underlying deposit in an amount equal to such Loans and having a maturity comparable to such Loans; provided, however, that NBD may fund the Fixed Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 4.8.


                   ARTICLE V. REPRESENTATIONS AND WARRANTIES

      The Borrowers represent and warrant to NBD as follows, on the Effective Date and on each Funding Date:

      5.1 Corporate Existence and Power. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law. Each Loan Party has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and the other Loan Documents to be executed by such Loan Party and to engage in the transactions contemplated by this Agreement.

      5.2 Corporate Authority. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate action and are not in contravention of any Governmental Regulation, or of the terms of the respective Loan Party's charter or by-laws, or of any contract or undertaking to which any Loan Party is a party or by which such Loan Party or its property may be bound or affected and do not result in the imposition of any Lien, except for the Liens granted to NBD.

      5.3 Binding Effect. This Agreement is, and each of the Loan Documents when delivered hereunder will be, legal, valid and binding obligations of each Loan Party, which is a party to such agreement, enforceable against each Loan Party in accordance with their respective terms.

      5.4 Subsidiaries. All of the Subsidiaries of the Company (and any of the other Loan Parties) are listed on Schedule 5.4, together with the percentage of ownership thereof.

      5.5 Litigation. Except as set forth in Schedule 5.5, there is no action, suit or proceeding pending or, to the best of the Loan Parties' knowledge, threatened against or affecting any Loan Party before or by any court, governmental authority or arbitrator, which if adversely decided might result, either individually or collectively, in any Material Adverse Event or in any adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document and, to the best of the Loan Parties' knowledge, there is no basis for any such action, suit or proceeding.

      5.6 Financial Condition. The financial statements listed in Schedule 5.6, copies of which have been furnished to NBD, fairly present, and the financial statements delivered pursuant to Section 6.1(d) will fairly present, the financial position of the Loan Parties as at the respective dates thereof, and the results of operations of the Loan Parties for the respective periods indicated, all on a Combined basis in accordance with GAAP (subject, in the case of interim statements, to normal, immaterial year-end audit adjustments). There has been no Material Adverse Event since March 31, 1996. There is no material Contingent Liability of any Loan Party that is not reflected in such Combined statements or in the notes thereto.

      5.7 Use of Loans. The Borrowers will use the proceeds of the Loans for working capital and other general corporate purposes of the Loan Parties. The Loan Parties do not extend or maintain, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose.

      5.8 Consents, Etc. Except for such consents, approvals, authorizations, declarations, registrations or filings delivered by the Loan Parties pursuant to Section 3.6(h), if any, each of which is in full force and effect, no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person, including any creditor, lessor or shareholder of any Loan Party, is required on the part of any Loan Party in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement and the other Loan Documents.

      5.9 Taxes. Each of the Loan Parties has filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or has established adequate financial reserves on its books and records for payment thereof. The Loan Parties do not know of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted to any of the Loan Parties.

     5.10 Title to Properties. Except as otherwise disclosed in the latest Combined balance sheet delivered pursuant to Section 5.6 or 6.1(d), the Loan Parties have a valid and indefeasible ownership interest in all of the properties and assets reflected in the Combined balance sheet of the Loan Parties or subsequently acquired by any Loan Parties. All NBD Collateral is free and clear of any Lien, except for Permitted Liens.

     5.11 Compliance with Governmental Regulations. Each of the Loan Parties is in compliance in all material respects with all Governmental Regulations (including Environmental Laws) applicable to such person or its business or properties. Without limiting the generality of the foregoing, all licenses, permits, orders or approvals which are required under any Governmental Regulation in connection with any of the businesses or properties of any Loan Party ("Permits") are in full force and effect, no notice of any violation has been received in respect of any such Permits and no proceeding is pending or, to the knowledge of the Loan Parties, threatened to terminate, revoke or limit any such Permits.

       5.12 ERISA. The Loan Parties, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with Respect to any such Plan. None of the Loan Parties or any of their ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Loan Parties, and each of their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. There is no material unfunded benefit liability, determined in accordance with
Section 4001(a)(18) of ERISA, with respect to any Plan of the Loan Party's or their ERISA Affiliates.

     5.13 Environmental Matters. Except as disclosed in Schedule 5.13 and without limiting the generality of Section 5.11:

             (a) No written demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or, to the best of the Loan Parties' knowledge, threatened against any Loan Party, any Property or any past or present operation of any Loan Party which could result in a Material Adverse Event.

             (b) The Loan Parties do not have any knowledge that any other person has ever received any notice, claim or allegation of any violation, and the Loan Parties are not aware of any existing violation, of Environmental Laws at or about any Property, and the Loan Parties do not have any knowledge of any actions commenced or threatened by any party for or related to or arising out of non-compliance with Environmental Laws which apply to any Property, activities at any Property or Hazardous Materials at, from or affecting any Property.

             (c) None of the Property appears on the National Priority List (as defined under federal law) or any state listing which identifies sites for remedial clean-up or investigatory actions. To the best of the Loan Parties' knowledge, none of the Property has been contaminated with substances which give rise to a clean-up obligation under any Environmental Law or common law.

     5.14 Investment Company Act. No Loan Party is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     5.15 Disclosure. No report or other information furnished in writing by or on behalf of any Loan Party to NBD in connection with the negotiation or administration of this Agreement contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading. Neither this Agreement, the other Loan Documents, nor any other document, certificate, or report or statement or other information furnished to the NBD by or on behalf of any Loan Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact in order to make the statements contained herein and therein not misleading. There is no fact known to any Loan Party which materially and adversely affects, or which in the future may (so far as the Loan Parties can now foresee) materially and adversely affect, the business, properties, operations, condition, financial or otherwise, or prospects of any Loan Party which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to NBD by or on behalf of any Loan Party in connection with the transactions contemplated hereby.


                             ARTICLE VI. COVENANTS

      6.1 Affirmative Covenants. Each Borrower covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the payment or performance of all other Obligations, unless NBD shall otherwise consent in writing, each Borrower, and shall cause each other Loan Party to:

             (a) Preservation of Corporate Existence; Etc. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except to the extent permitted by Section 6.2(g), and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

             (b) Compliance with Laws; Etc. Comply with all Governmental Regulations (including ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to any Lien upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of such Loan Party.

             (c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, business interruption insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amounts as it shall reasonably deem necessary, and maintain such other insurance as may be required by Governmental Regulations or as may be reasonably requested by NBD. Upon request, the Loan Parties shall deliver to NBD copies of all or any of such insurance policies or the related certificates of insurance.

             (d) Reporting Requirements. Furnish to NBD the following:

                  (i) promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Default or Event of Default, (B) the commencement of any material litigation against, by or affecting any Loan Party, and any material developments therein, or (C) any development in the business or affairs of any Loan Party which has resulted in or which is likely, in the reasonable judgment of the Loan Parties, to result in a Material Adverse Event, a statement of the chief financial officer of the Company setting forth details of such Event of Default or such event or condition or such litigation and the action which the affected person has taken and proposes to take with respect thereto;

                 (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company (other than the fourth fiscal quarter), (x) the

     Combined balance sheet of the Loan Parties of the end of each such quarter and Combined statements of income, surplus and cash flow of the Loan Parties for each such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, and
     (y) the combining balance sheet and statements of income, surplus and cash flows with respect to the Loan Parties for such periods (prepared in a manner consistent with such Combined balance sheet and statements), all in reasonable detail and duly certified (subject to normal, immaterial year-end audit adjustments) by the chief financial officer or controller of the Company as having been prepared in accordance with GAAP, together with a certificate of the chief financial officer or controller of the Company (A) stating that no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and (B) setting forth a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 6.2(a), (b), (c) and (d) in conformity with the terms of this Agreement;

                (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audited Combined financial statements of the Loan Parties for such fiscal year, with a customary audit report of such independent certified public accountants selected by the Company and reasonably acceptable to NBD, without qualifications unacceptable to NBD, together with the unaudited combining annual financial statements of the Loan Parties (prepared in a manner consistent with the Company's audited Combined annual financial statements) and a certificate of the chief financial officer or controller of the Company (A) stating that no Default or Event of Default has occurred or is continuing or if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and (B) setting forth a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 6.2(a),
     (b), (c) and (d) in conformity with the terms of this Agreement;

                 (iv) as soon as available, and in any event within 15 days after the end of each month, a Borrowing Base Certificate in a form and detail reasonably acceptable to Bank, executed by the chief financial officers of the Loan Parties and completed as of the end of the preceding month;

                  (v) as soon as available and in any event within 30 days after the end of each fiscal quarter of the Company, a report listing the accounts receivable aging, accounts payable aging and inventory of all of the Loan Parties, in a form and detail reasonably acceptable to Bank, executed by the chief financial officers of the Loan Parties and completed as of the end of the preceding quarter;

                  (vi) promptly after receipt thereof by any Loan Party, copies of any audit or management reports submitted to it by independent accountants in connection with any audit, interim audit or other report submitted to the board of directors (or other governing body) of any Loan Party;

                (vii) promptly after the same are available, copies of each annual report, proxy or financial statement or other communication sent to a Loan Party's stockholders and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Securities and Exchange Commission or with any securities exchange or the National Association of Securities Dealers, Inc.; and

               (viii) promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of any Loan Party as NBD may from time to time reasonably request upon reasonable notice.

             (e) Accounting; Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, (i) permit NBD or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such person and to discuss the affairs, finances and accounts of such person with their respective directors, officers, employees and independent auditors, and by this provision each Loan Party does hereby authorize the same, and (ii) permit NBD or any of its agents or representatives to conduct a comprehensive field audit of its books, records, properties and assets.

             (f) New Affiliates. Cause any Subsidiary of a Loan Party acquired or formed after June 30, 1996 to promptly deliver the agreements required to become a Loan Party hereunder.

             (g) Further Assurances. Execute and deliver promptly after request therefor by NBD, all further instruments and documents and take all further action that may be necessary or desirable, or that NBD may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of NBD under, this Agreement and the other Loan Documents.

      6.2 Negative Covenants. Each Borrower covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Note and the payment and performance of all other Obligations, unless NBD shall otherwise consent in writing, each Borrower shall not, and shall cause each other Loan Party not to:

              (a) Tangible Capital Funds. Tangible Capital Funds of the Loan Parties to be less than $10,000,000 at any time after the Effective Date.

              (b) Current Ratio. Permit or suffer the Current Ratio to be less than 1.25 to 1.0 at any time after the Effective Date.

              (c) Total Liabilities to Tangible Capital Funds Ratio. Permit or suffer the Total Liabilities to Tangible Capital Funds Ratio to exceed 3.0 to
1.0 at any time after the Effective Date.

              (d) Cash Flow Coverage Ratio. Permit or suffer the Cash Flow Coverage Ratio to be less than (i) 1.10 to 1.0 from the Effective Date until December 31,1996, and (ii) 1.20 to 1.0 at any time from January 1,1997 and thereafter.

             (e) Liens. Create, incur or suffer to exist any Lien on any of the NBD Collateral, except:

                  (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

                 (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not constitute or result in a Material Adverse Event, and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which a Loan Party is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of a Loan Party, or surety, customs or appeal bonds to which a Loan Party is a party;

                 (iii) Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property; provided, however, that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of any Loan Party, as the case may be; and

                   (iv) Liens in favor of NBD.

              (f) Merger; Partnerships. Merge or consolidate or amalgamate with any other person, nor acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other person, unless (i) a Loan Party (and if the Company is involved, the Company) is the survivor of such merger or consolidation, and
(ii) NBD provides its prior written consent thereto; nor enter into any partnership or similar arrangement with any other person, without the prior written consent of NBD.

             (g) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of a substantial portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of a Loan Party, whether in one or a series of transactions, without the prior written consent of NBD.

             (h) Restricted Payments. Make or commit to make any Restricted Payment at any time after the Effective Date, provided that so long as no Default or Event of Default exists both before and after the declaring and payment of a dividend, the other Loan Parties may pay cash dividends to the Company.

             (i) Nature of Business. Make any substantial change in the nature of its business from that engaged in on the Effective Date or engage in any other businesses other than manufacture, distribution and repair of plastic and metal components.

             (j) Transactions with Affiliates. Enter into, or permit or suffer to exist, any transaction or arrangement with any Affiliate, except, with respect to transactions with other Loan Parties, on terms which are no less favorable to such Loan Party than could be obtained from persons who are not Affiliates.

             (k) Inactive Affiliates. Permit any Inactive Affiliate to actively conduct business or own more assets than those owned as of June 30, 1996.


                             ARTICLE VII. DEFAULT

      7.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by NBD pursuant to Section 8.1:

             (a) Nonpayment. The Borrowers shall fail to pay (i) when due (whether by mandatory prepayment or otherwise) any principal of the Note or the amount due under any L/C Document or (ii) more than five days after the due date thereof, any interest on the Note or any fees or any other Obligations payable hereunder.

             (b) Other NBD Debt. Any default, event of default or event of acceleration under any other agreement between any Loan Party, on one hand, and NBD or any Affiliate of NBD, on the other hand, which has not been waived in writing by NBD.

             (c) Misrepresentation. Any representation or warranty made by any Loan Party in Article V or in any certificate, report, financial statement other document furnished by or on behalf of any Loan Party in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made.

             (d) Certain Covenants. Any term, covenant or agreement contained in Section 6.2 shall be breached.

             (e) Other Defaults. Any term, covenant or agreement contained in this Agreement or any other Loan Document (other than Section 6.2 or with regard to payments) shall be breached, and such breach shall remain unremedied for 10 calendar days after written notice is sent by NBD to any Loan Party.

             (f) Cross Default. Any Loan Party shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any of its Indebtedness (other than Indebtedness under this Agreement), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $100,000; or any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any Indebtedness in an aggregate outstanding principal amount in excess of $100,000, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, if the effect of such failure is to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date.

             (g) Judgments. One or more judgments or orders for the payment of money in an aggregate amount of $250,000 or more shall be rendered against any of the Loan Parties or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect any Loan Party which causes or could cause a Material Adverse Event or which does or could have an adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document and either (i) such judgment or order shall have remained unsatisfied and such Loan Party shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order; provided that no final judgment shall be included in the calculation under this subsection to the extent that the claim underlying such judgment is covered by insurance and defense of such claim has been tendered to and accepted by the insurer without reservation.

             (h) ERISA. The occurrence of a Reportable Event that results in or could result in liability of any Loan Party, or their respective ERISA Affiliates to the PBGC or to any Plan in excess of $50,000 and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Company, any other Loan Party or their respective ERISA

Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Company, any other Loan Party or any of their respective ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any other Loan Party or any of their respective ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan in excess of $50,000; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company, any other Loan Party or their respective ERISA Affiliates; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of any Loan Party, any of their respective ERISA Affiliates, any Plan of any Loan Party or their respective ERISA Affiliates or any fiduciary of any such Plan in excess of $50,000; or failure by any Loan Party or any of their respective ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of any Loan Party or any of their respective ERISA Affiliates to the PBGC or any Plan in excess of $50,000; or the withdrawal of any Loan Party or any of their respective ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or any Loan Party or any of their respective ERISA Affiliates becomes an employer with respect to any Multiemployer Plan without the prior written consent of NBD.

             (i) Insolvency, Etc. Any Loan Party: shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered); or shall generally not pay its debts as they become due; or shall admit in writing its inability to pay its debts generally; or shall make a general assignment for the benefit of creditors; or shall institute, or there shall be instituted against any Loan Party, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against any Loan Party and is being contested by such Loan Party in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection.

             (j) Change of Control. The Company shall cease to own 100% of each class of the outstanding voting stock of each of the other Borrowers.

             (k) Enforceability of Loan Documents. This Agreement or any of the other Loan Documents shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or shall be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by any Loan Party, or any stockholder of any Loan Party, or any Loan Party shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be.

      7.2 Remedies.

             (a) Termination of Commitment; Acceleration. Upon the occurrence and during the continuance of any Event of Default, NBD shall by notice to Borrowers terminate the Commitment or declare the outstanding principal of, and accrued interest on, the Note and all other Obligations to be immediately due and payable, or both, whereupon the Commitment shall terminate forthwith and all such amounts shall become immediately due and payable, or both; provided, however, that, in the case of any event or condition described in
Section 7.1(i) with respect to any Borrower, the Commitment shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

             (b) Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Borrowers must post cash collateral with NBD in an amount equal to the aggregate outstanding face amount of the L/Cs and NBD may exercise and enforce any and all other rights and remedies available to it, whether arising under this Agreement or any other Loan Document or under applicable law, in any manner deemed appropriate by it, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any other Loan Document or in aid of the exercise of any power granted in this Agreement or any other Loan Document or under applicable law.

             (c) Set off. Upon the occurrence and during the continuance of any Event of Default, NBD may at any time and from time to time, without notice to the Borrowers (any requirement for such notice being expressly waived by the Borrowers) set off and apply against any and all of the Obligations any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by NBD to or for the credit or the account of any Borrower and any property of any Borrower from time to time in possession of NBD, irrespective of whether or not NBD shall have made any demand hereunder and although such obligations may be contingent and unmatured. The Borrowers hereby grant to NBD a Lien on all such deposits, indebtedness and property as collateral security for the payment and performance of the Obligations. The rights of NBD under this

Section 7.2(c) are in addition to other rights and remedies (including other rights of setoff) which NBD may otherwise have.


                          ARTICLE VIII. MISCELLANEOUS

      8.1 Amendments. No provision of this Agreement or any other Loan Document may be modified, waived, or amended except by an instrument or instruments signed by the Company and NBD.

      8.2 Notices.

             (a) General. Except as otherwise provided in Section 8.2(c), all notices, requests, consents and other communications hereunder shall be in writing and shall be delivered, telecopied or sent to the Borrowers or NBD at the address set forth in the introductory paragraph hereof; or to such other address as may be designated by the Borrowers or NBD by written notice to each other. All notices, requests, consents and other communications shall be deemed to have been given when received if hand delivered, if mailed by certified or registered mail, postage prepaid, on the third (3rd) day after such mailing, or if deposited with an expedited courier service such as "Federal Express" or "Purolator", on the Business Day following such deposit, or if telecopied, on the Business Day on which such telecopy is confirmed as having been received, in all cases, addressed to the respective address set forth on the first page hereof or as may otherwise be designated in accordance herewith.

             (b) Notices of Termination or Prepayment. Notices by the Borrowers to NBD with respect to terminations or reductions of the Commitment or the L/C Sublimit pursuant to Section 2.2, and notices of prepayment pursuant to Section 4.1 shall be irrevocable and binding on the Borrowers.

             (c) Telephonic Notices. Any notice to be given by the Borrowers to NBD pursuant to Section 3.1, 3.2, 3.3 or 3.4 and any notice to be given by NBD hereunder, may be given by telephone, to be confirmed in writing in the manner provided in Section 8.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is given.

      8.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of NBD, nor any delay or failure on the part of NBD in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of such right, power or privilege or otherwise prejudice NBD's rights and remedies hereunder or under any other Loan Document; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to NBD under this Agreement or under any other Loan Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement or under any other Loan Document or by applicable law to NBD may be exercised from time to time and as often as may be deemed expedient by NBD and, unless contrary to the express provisions of this Agreement or the other Loan Documents, irrespective of the occurrence or continuance of any Default or Event of Default.

      8.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Borrowers made herein or in any certificate, report, financial statement or other document furnished by or on behalf of the Borrowers in connection with this Agreement or any other Loan Document shall be deemed to be material and to have been relied upon by NBD, notwithstanding any investigation heretofore or hereafter made by NBD, and those covenants and agreements of the Borrowers set forth in
Article IV and Section 8.5 shall survive the repayment in full of the Obligations and the termination of this Agreement and the Commitments.

      8.5 Expenses; Indemnification. The Borrowers agree, jointly and severally, to pay, or reimburse NBD for the payment of, on demand, (a) the reasonable fees and expenses of counsel to NBD, including the fees and expenses of Honigman Miller Schwartz and Cohn in connection with the preparation, execution, delivery and administration of this Agreement and the consummation of the transactions contemplated hereby, and in connection with advising NBD as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (c) all reasonable costs and expenses of NBD (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or any other Loan Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement. The Borrowers, jointly and severally, further agree to indemnify NBD for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including reasonable attorneys' fees) which may be imposed on, incurred by or asserted against NBD in any way relating to or arising out of its duties under this Agreement or any other Loan Documents or the transactions contemplated hereby (excluding, unless a Default or an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its duties hereunder); provided, however, that the Borrowers shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of NBD.

      8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrowers may not, without the prior consent of NBD, assign its rights or obligations hereunder or under the Note and NBD shall not be obligated to make any Loan or issue any L/C hereunder to or for the account of any person other than the Borrowers.

      8.7 Participation. NBD may grant participation in all or any part of its Loans, Notes and Commitment to any bank or other institutional investor (including any Affiliate of NBD), without the consent of the Borrowers. The Borrowers hereby acknowledge and agree that any participant described in this
Section 8.7 shall be considered to have the same rights and remedies as NBD hereunder (including for purposes of Section 7.2(c)) and may rely on, and possess all rights under, any opinions, certificates, or other instruments or documents delivered under or in connection with this Agreement or any Loan Document.

      8.8 Disclosure of Information. The Borrowers authorize NBD to disclose to any permitted participant or assignee of NBD or to any successor of NBD (each, a "Transferee") and any prospective Transferee any and all financial and other information in NBD's possession concerning the Loan Parties which has been delivered to NBD by the Loan Parties pursuant to this Agreement or the other Loan Documents or which has been received by NBD in connection with its credit evaluation of the Borrowers prior to entering into this Agreement.

      8.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

      8.10 Governing Law.

             (a) General. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. The Company further agrees that any legal action or proceeding with respect to this Agreement or any other Loan Document or the transactions contemplated hereby may be brought in any court of the State of Michigan, or in any court of the United States of America sitting in the Eastern District of Michigan and the Borrowers hereby submit to and accept generally and unconditionally the jurisdiction of those courts with respect to their respective persons and properties.

             (b) Suit in Other Jurisdictions. Nothing in Section 8.10(a) shall affect the right of NBD to serve legal process in any other manner permitted by law or affect the right of NBD to bring any action or proceeding against the Borrowers or their respective property in the courts of any other jurisdictions.

             (c) Immunity. To the extent that such Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any service of process (whether from service or notice, or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Note and the other Loan Documents.

     8.11 Table of Contents and Headings. The table of contents and the headings of the various Articles, Sections and paragraphs hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

     8.12 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

     8.13 Integration and Severability. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrowers and NBD with respect to the revolving credit granted by NBD to the Borrowers, and supersede all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations, of any of the Borrowers under this Agreement or any other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality nor enforceability of the obligations of the Borrowers under this Agreement or any other Loan Document in any other jurisdiction.

     8.14 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default or any event or condition which with notice or lapse of time, or both, could become such a Default or an Event of Default if such action is taken or such condition exists.

     8.15 Joint and Several Liability. All liabilities of the Borrowers under this Agreement and the Notes shall be joint and several.

     8.16 Interest Rate Limitation. Notwithstanding any provisions of this Agreement or any other Loan Document, in no event shall the amount of interest paid or agreed to be paid by the Borrowers exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or any other Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever NBD shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrowers if such principal and all other Obligations of the Borrowers to NBD have been paid in full.

     8.17 Limitation of Liability. Neither NBD nor any of its Affiliates, directors, officers, agents, attorneys or employees shall be liable to the Borrowers or any of the Borrower's Affiliates for any action taken, or omitted to be taken, by it or them or any of them under this Agreement or any other Loan Document or in connection herewith or therewith, except that no person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. No claim may be made by the Borrowers or any of the Borrowers' Affiliates against NBD, or any of its Affiliates, directors, officers, agents, attorneys or employees, for any special, indirect, consequential or punitive damages in respect of any breach or wrongful conduct (whether the claim is based on contract or tort or duty imposed by law) arising out of or related to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection herewith or therewith. The Borrowers, on their own behalf and on behalf of their Affiliates, hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued, and whether or not known or suspected to exist in its favor.

     8.18 WAIVER OF JURY TRIAL. NBD AND EACH BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NEITHER NBD NOR THE ANY OF THE BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY NBD OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this 9th day of August, 1996, to be effective as of June 30,1996.

                              SECOM GENERAL CORPORATION

                              By: /s/ David Marczak
                                  ----------------------
                              David Marczak
                              Its: Secretary

(Signatures continue on next page)

                                              UNIFLOW CORPORATION




                                              By: /s/ David Marczak
                                                  --------------------
                                                David Marczak
                                                Its: Secretary-Treasurer




                                              MICANOL, INC.




                                              By: /s/ David Marczak
                                                  --------------------
                                                 David Marczak
                                                 Its: Secretary-Treasurer





                                              L & H DIE, INC.




                                              By: /s/ David Marczak
                                                  --------------------
                                                David Marczak
                                                Its: Secretary-Treasurer



                                            FORM FLOW, INC.


                                              By: /s/ David Marczak
                                                  --------------------
                                                David Marczak
                                                Its: Secretary-Treasurer



                                              NBD BANK

                                              By: /s/ Joseph B. Kabourek
                                                  ----------------------
                                                  Joseph B. Kabourek
                                                  Its: Vice President
                                      42

                                                                EXHIBIT 2.1(b)

                              LINE OF CREDIT NOTE


 Amount: $2,000,000                               Dated: as of June 30, 1996
                                                  Made at Detroit, Michigan.


      FOR VALUE RECEIVED, the undersigned, jointly and severally, promise to pay to the order of NBD BANK ("Bank"), at its offices in Detroit, Michigan or at such other place as the holder of this note may from time to time designate in writing, the principal sum of Two Million and 00/100 Dollars ($2,000,000), plus all accrued but unpaid interest on the Termination Date as may be agreed to under the Credit Agreement (defined below) as amended from time to time, together with interest on the outstanding balance thereof as provided in the Credit Agreement. Interest is payable as follows: monthly payments of accrued interest commencing on August 1, 1996, and continuing on the 1st day of each consecutive month thereafter until maturity.

      The indebtedness under this Note outstanding from time to time prior to maturity (whether by acceleration or otherwise) or the occurrence of an Event of Default shall bear interest on the basis of a year of 360 days for the actual number of days elapsed in each month, at the rates set forth in the Amended and Restated Revolving Credit and Loan Agreement dated as of the date hereof (as so amended, the "Credit Agreement"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Credit Agreement.

      After maturity, or from and after an Event of Default, the outstanding principal balance under this Note shall bear additional interest from and after such maturity date or the occurrence of the Event of Default, at a rate of three (3%) percentage points per annum above the Applicable Rate until the
Note is fully paid or the Event of Default is fully cured (the "Default
Rate").

      Principal of and interest on this Note shall be payable in lawful money of the United States of America. The undersigned agrees to pay all costs of collection and enforcement of this Note, including reasonable attorneys' fees and court costs.

      The indebtedness under this Note may be prepaid in whole or in part at any time. In addition to the principal payments described above, additional payments on this Note may be due and payable pursuant to the terms of the Credit Agreement.

      Bank is hereby authorized by Borrowers to record on its books and records, the date and amount of each Revolving Loan, the Loan Period, the applicable interest rate (including any changes therein), the amount of each payment of principal thereon and such other information as appropriate, which books and records shall constitute rebuttable presumptive evidence of the information so recorded, provided, however, that any failure by Bank to record any such information shall not relieve Borrowers of their obligation to repay the outstanding principal amount of all Revolving Loans made by Bank, all accrued interest thereon and any amount payable with respect thereto in accordance with the terms of this Note and the Credit Agreement.

      This Note is given pursuant to the terms and conditions of the Credit Agreement. This Note is secured by, among other collateral, the collateral granted to Lender under the terms of the Credit Agreement and the Loan Documents. The occurrence of any default under the Credit Agreement or any of the Loan Documents (as such documents may have been amended by the Credit Agreement), or any document or instrument referred to or incorporated into any of the foregoing shall be deemed a default under this Note and shall entitle the holder of this Note to accelerate the maturity of the debt evidenced by this Note and to have all rights and remedies afforded by law or available under the Credit Agreement, the Loan Documents and under all other agreements referred to or executed in connection with any of the foregoing.

      The undersigned, and all endorses and guarantors, hereby severally waive valuation and appraisement, presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and expressly agree that the maturity of this Note, or any payment due under this Note, may be extended from time to time without in any way affecting the liability of the undersigned or such endorses or guarantors.

      This Note, made and executed in the State of Michigan, shall be governed and construed according to the internal laws of the State of Michigan.

                              SECOM GENERAL CORPORATION,
                              a Delaware corporation


                              By:
                                  -----------------------
                                   Name: David Marczak
                                   Its: Secretary and Chief Financial
                                                         Officer
                                  46035 Grand River Ave.
                                  Novi, Michigan 48374


                              UNIFLOW CORPORATION

                              By:
                                  -----------------------
                                   David Marczak
                                   Its: Secretary-Treasurer
                              26600 Heyn Drive
                              Novi, Michigan 48450

(Signature continue on next page)

                              MICANOL, INC.

                              By:
                                  -----------------------
                                   David Marczak
                                   Its: Secretary-Treasurer
                              P.O. Box 881
                              46001 Grand River
                              Novi, Michigan 48376



                              L&H DIE, INC.

                               By:
                                  -----------------------
                                   David Marczak
                                   Its: Secretary-Treasurer
                              38200 Ecorse Road
                              Romulus, Michigan 48174



                              FORM FLOW, INC.

                              By:
                                  -----------------------
                                   David Marczak
                                   Its: Secretary-Treasurer
                              6901 Cogswell
                              Romulus, Michigan 48174

                                                                   EXHIBIT 2.4
                             AMENDED AND RESTATED
                                   TERM NOTE



Amount: $775,000                                 Dated: as of June 30, 1996
Due Date: December 6, 2000                       Made at Detroit, Michigan.



      FOR VALUE RECEIVED, the undersigned promise to pay to the order of NBD BANK ("Bank"), at its offices in Detroit, Michigan or at such other place as the holder of this Note may from time to time designate in writing, the principal sum of Seven Hundred Seventy Five Thousand and 00/100 Dollars ($775,000), together with interest on the outstanding balance thereof at the Bank's Prime Rate, payable as follows: 53 monthly installments of principal in the amount of $5,000 plus accrued interest commencing on July 6, 1996, and continuing on the 6th day of each consecutive month thereafter followed by a balloon payment of all remaining principal and interest on December 6, 2000. As used herein, the "Prime Rate" shall be the per annum rate of interest from time to time announced by the Bank (or any successor thereto) as its prime rate, which prime rate may not be the lowest rate of interest charged by the Bank to any of its customers. Any change in the Prime Rate shall immediately effect a change in the rate of interest payable hereunder.

             After maturity, or from and after an Event of Default, described below, the outstanding principal balance under this Note shall bear additional interest from and after such maturity date or the occurrence of the Event of Default, at a rate of three (3%) percentage points per annum above the Prime Rate until the Note is fully paid or the Event of Default is fully cured (the "Default Rate").

      The indebtedness under this Note outstanding from time to time shall bear interest on the basis of a year of 360 days for the actual number of days elapsed in each month. Principal of and interest on this Note shall be payable in lawful money of the United States of America. The undersigned agrees to pay all costs of collection and enforcement of this Note, including reasonable attorneys' fees and court costs.

      The indebtedness under this Note may be prepaid in whole or in part at any time.

      This Note is given pursuant to the terms and conditions of the Amended and Restated Revolving Credit and Loan Agreement dated as of the date hereof (as amended from time to time, the "Credit Agreement"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Credit Agreement. This Note is secured by, among other collateral, the collateral granted to Lender under the terms of the Credit Agreement and the Loan Documents. The occurrence of any Event of Default under the Credit Agreement or any default under any of the Loan Documents or any document or instrument referred to or incorporated into any of the foregoing shall be deemed an Event of Default under this Note and shall entitle the holder of this Note to accelerate the maturity of the debt evidenced by this Note and to have all rights and remedies afforded by law or available under the Credit Agreement, the Loan

Documents and under all other agreements referred to or executed in connection with any of the foregoing.

      This Amended and Restated Term Note, among other things, amends, restates and consolidates (but does not discharge) the indebtedness outstanding under that certain Amended and Restored Installment Business Loan Note dated as of December 6, 1995, in the original principal amount of $800,000, that certain Installment Business Loan Note dated December 28, 1994, in the original amount of $446,006.78, and that certain Installment Business Loan Note, dated March 23, 1993, in the original principal amount of $500,582.78. Any reference in any other document or instrument to the foregoing notes shall constitute a reference to this Amended and Restated Term Note.

      The undersigned, and all endorses and guarantors, hereby severally waive valuation and appraisement, presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and expressly agree that the maturity of this Note, or any payment due under this Note, may be extended from time to time without in any way affecting the liability of the undersigned or such endorses or guarantors.

      This Note, made and executed in the State of Michigan, shall be governed and construed according to the internal laws of the State of Michigan.



                              SECOM GENERAL CORPORATION,
                              a Delaware corporation


                              By:
                                  ------------------------
                                   Name:
                                        ------------------
                                        Title:
                                               -----------
                              46035 Grand River Ave.
                              Novi, Michigan 48374

                                  EXHIBIT 3.2
                   Request Under Revolving Credit Agreement
                              (Floating or LIBOR)


       The undersigned, Secom General Corporation, on behalf of itself and the other Borrowers, hereby certifies as set forth below pursuant to the Amended and Restated Revolving Credit and Loan Agreement, dated as of June 30, 1996, among the Borrowers and NBD Bank (such agreement, as amended, modified or supplemented from time to time, is referred to herein as the "Credit Agreement"). Reference is made to the Credit Agreement for definitions of capitalized terms not otherwise defined herein and for additional terms and conditions for Revolving Loans.

Check applicable number(s) and complete request as appropriate.

_______1. NEW ADVANCE. Borrowers hereby request a new Revolving Loan in the amount of $________________, with such terms as described in Section 3 below.

_______2. CONVERSION OR EXTENSIONS. Borrowers hereby request that the following Revolving Loans be converted or extended with such new terms as described in Section 3 below:

          a. Type of Loan being converted or extended:__________________
          b. Amount of such Loan:                     __________________
          c. Due date of such Loan:                   __________________

       3. TERMS. Terms of new, extended or converted Loan, as applicable:

          a. Type of Advance:___________________________________
                              (specify Floating or LIBOR)

          b. Loan Period Requested:_____________________________________
                                   (LIBOR - 1, 2, 3, 6 or 12 month only)

          c. Funding Date (same as for nor due date for conversion):__________

       4. CERTIFICATION. Borrowers certify that: (a) representations and warranties in the Credit Agreement are true in all material respects as of the date hereof (both before and after giving effect to the making of the Loan requested herein); (b) the aggregate amount of all outstanding Revolving Loans and Loans to be outstanding upon the making of the Loan requested herein together with the face amount of all outstanding L/Cs and will not exceed the Borrowing Base; and (c) no Default or Event of Default has occurred and is continuing as of the date hereof.

       5. TRANSFER REQUEST. Borrowers hereby request that, any new Loan be credited to Acct. No.__________________ of______________ at NBD Bank.

       This Request Under Revolving Credit Agreement is executed and delivered to NBD by the undersigned authorized representative of the Borrowers on_______, 199_.

                                   SECOM GENERAL CORPORATION

                                   By:
                                       ----------------------
                                        Its:
                                             ----------------

                                  EXHIBIT 3.5
                   Request Under Revolving Credit Agreement
                            (Negotiated Rate Loan)

       The undersigned, Secom General Corporation, on behalf of itself and the other Borrowers, hereby certifies as set forth below pursuant to the Amended and Restated Revolving Credit and Loan Agreement, dated as of June 30, 1996, among the Borrowers and NBD Bank (such agreement, as amended, modified or supplemented from time to time, is referred to herein as the "Credit Agreement"). Reference is made to the Credit Agreement for definitions of capitalized terms not otherwise defined herein and for additional terms and conditions for Negotiated Rate Loans.

Check applicable number(s) and complete request as appropriate:

_______1. RATE QUOTATION. Borrowers hereby request a quotation for a Negotiated Rate Loan in the amount of $_______,with such terms as described in
Section 3 below.

       (This sentence to be completed and returned by NBD): NBD hereby offers to make such a Negotiated Rate Loan with such terms as described in Section 3 below and with an interest rate of___________ percent.

_______Borrowers' authorized representative to initial this sentence and return this Request to NBD to request a Negotiated Rate Loan on the terms set forth in this Section 1 and in Section 3 below. If Section 2 is also completed this will be treated as a request for a conversion, otherwise it will be deemed to be a request for a new Revolving Loan.

_______2. CONVERSION OR EXTENSIONS. Borrowers hereby request that the following Revolving Loan be converted or extended as a Negotiated Rate Loan with such new terms as described in Section 3 below:

          a. Type of Loan being converted or extended:______________________
          b. Amount of such Loan:                     $_____________________
          c. Due date of such Loan:                   ______________________

       3. TERMS. Terms of new, extended or converted Negotiated
Rate Loan, as applicable:

          a. Advance Period Requested:_______________(1, 2, 3, 6 or 12 months)

          b. Funding Date (same as former due date for conversions):__________

       4. CERTIFICATION. Borrowers certify that: (a) representations and warranties in the Credit Agreement are true in all material respects as of the date hereof (both before and after giving effect to the making of the Loan requested herein); (b) the aggregate amount of all outstanding Revolving Loans and Loans to be outstanding upon the making of the Loan requested herein together with the face amount of all outstanding L/Cs will not exceed the Borrowing Base; and (c) no Default or Event of Default has occurred and is continuing as of the date hereof.

       5. TRANSFER REQUEST. Borrowers hereby request that, any new Loan be credited to Acct. No._________________ of_____________ at NBD Bank.

       This Request Under Revolving Credit Agreement is executed and delivered to NBD by the undersigned authorized representative of the Borrowers on_____ , 199_.

                              SECOM GENERAL CORPORATION

                              By:______________________

                              Its:_____________________

                                                          AMENDED AND RESTATED
                                EXHIBIT 3.6(e)             CONTINUING GUARANTY
NBD

GUARANTY: To induce NBD Bank (the "Bank"), of 611 Woodward Avenue, Detroit, Michigan 48226-3497 at its option, to make loans, extend or continue credit or some other benefit, including letters of credit and foreign exchange contracts, present or future, direct or indirect, and whether several, joint or joint and several (referred to collectively as "Liabilities"), to_____________________________________________ ,
                (Name of Borrower)
and its successors (the "borrower"), and because the undersigned (the "Guarantor") has determined that executing this Guaranty is in its interest and to its financial benefit, the Guarantor absolutely and unconditionally guaranties to the Bank, as primary obligor and not merely a surety, that the Liabilities will be paid when due, whether by acceleration or otherwise. The Guarantor will not only pay the Liabilities, but will also reimburse the Bank for accrued and unpaid interest, and any expenses, including reasonable attorneys' fees, that the Bank may pay in collecting from the Borrower or the Guarantor, and for liquidating any collateral.

LIMITATION: The Guarantor's obligation under this Guaranty is UNLIMITED.

CONTINUED RELIANCE: The Bank may continue to make loans or extend credit to the Borrower based on this Guaranty until it receives written notice of termination from the Guarantor. That notice shall be effective at the opening of the Bank for business on the day after receipt of the notice. If terminated, the Guarantor will continue to be liable to the Bank for any Liabilities created, assumed or committed to at the time the termination becomes effective, and all subsequent renewals, extensions, modifications and amendments of the Liabilities.

SECURITY: As security for the Guaranty, the Guarantor pledges and grants to the Bank a continuing security interest in the following described property and all of its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral"):

1. All securities and other property of the Guarantor in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity);

2. All property or securities declared or acknowledged to constitute security for any past, present or future liability, direct or indirect of the Guarantor to the Bank;

3.  All balances of deposit accounts of the Guaranty with the Bank;

4. The following additional property of the Guarantor: accounts, inventory, contract rights and other property as described in the security agreements executed in connection with the Amended and Restated Revolving Credit and Loan Agreement, dated as of June 1, 1996 among NBD, the Borrower and the Guarantor.

The Bank shall have the right at any time to apply its own debt or liability to the Guarantor in whole or partial payment of this Guaranty or other present or future liabilities, direct or indirect, without any requirement for mutual maturity.

If the Guarantor fails to pay any amount owing under this Guaranty, the Bank shall have all of the rights and remedies provided by law or under any other agreement to liquidize or foreclose on and sell the Collateral, including but not limited to the rights and remedies of a secured party under the Uniform Commercial Code. These rights and remedies shall be cumulative and not exclusive. If the Guarantor is entitled to notice, that requirement will be met if the Bank sends notice at least seven (7) days prior to the date of sale, disposition or other event which requires notice. The proceeds of any sale shall be applied first to costs, then toward payment of the amount owing under this Guaranty. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firms or corporation, with or without designation of the capacity of such nominee.

   For purpose of the following paragraphs, "any collateral" shall include the Guarantor's Collateral and any other collateral securing the Liabilities.

ACTION REGARDING BORROWER: If any monies become available that the Bank can apply to the Liabilities, the Bank may apply them in any manner it chooses, including but not limited to applying them against liabilities which are not covered by this Guaranty. The Bank may take any action against the Borrower, any collateral, or any other person liable for any of the Liabilities. The Bank may release the Borrower or anyone else from the Liabilities, either in whole or in part, or release any collateral, and need not perfect a security interest in any collateral. The Bank does not have to exercise any rights that it has against the Borrower or anyone else, or make any effort to realize on any collateral or right of set-off. If the Borrower requests more credit or any other benefit, the Bank may grant it and the Bank may grant renewals, extensions, modifications and amendments of the Liabilities and otherwise deal with the Borrower or any other person as the Bank sees fit and as if this Guaranty were not in effect. The Guarantor's obligations under this Guaranty shall not be released or affected by (a) any act or omission of the Bank, (b) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Borrower, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings affecting the Borrower or any of its assets or (c) any change in the composition or structure of the Borrower or Guarantor, including a merger or consolidation with any other person or entity.

NATURE OF GUARANTY: This Guaranty is a guaranty of payment and not of collection. Therefore, the Bank may insist that the Guarantor pay immediately, and the Bank is not required to attempt to collect first from the Borrower, any collateral, or any other person liable for the

Liabilities. The obligation of the Guarsntor shall be subject to no conditions of any kind, and shall be absolute, regardless of the unenforceability of any provisions of any agreement between the Borrower and the Bank, or the existence of any defense, setoff or counterclaim which the Borrower may assert.

OTHER GUARANTORS: If there is more than one Guarantor, the obligations under this Guaranty shall be joint and several. In addition each Guarantor shall be jointly and severally liable with any other guarantor of the Liabilities. If the Bank elects to enforce its rights against less than all guarantors of the Liabilities, that election shall not release Guarantor from its obligations under this Guaranty. The compromise or release of any of the obligations of any of the other guarantors or the Borrower shall not serve to waive, alter or release the Guarantor's obligations. This Guaranty is not conditioned on anyone else executing this or any other guaranty.

WAIVER OF SUBROGATION: The Guarantor expressly waives any and all rights of subrogation, contribution, reimbursement, indemnity, exoneration, implied contract, recourse to security or any other claim (including any claim, as that term is defined in the federal Bankruptcy Code, and any amendments) which the Guarantor may now have or later acquire against the Borrower, any other entity directly or contingently liable for the Liabilities or against the Collateral, arising from the existence or performance of the Guarantor's obligations under this Guaranty.

The Guarantor further agrees that should any payments to the Bank on the Liabilities be in whole or in part, invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act or code, state or federal law, common law or equitable doctrine, this Guaranty and any Collateral shall remain in full force and effect (or be reinstated as the case may be) until payment in full of any such amounts, which payment shall be due on demand.

WAIVERS: The Guarantor waives any right it may have to receive notice of the following matters before the Bank enforces any of its rights: (a) the Bank's acceptance of this Guaranty, (b) any credit that the Bank extends to the Borrower, (c) the Borrower's default, (d) any demand, or (e) any action that the Bank takes regarding the Borrower, anyone else, any collateral, or any Liability, which it might be entitled to by law or under any other agreement. Any waiver shall affect only the specific terms and time period stated in the waiver. The Bank may waive or delay enforcing any of its rights without losing them. No modification or waiver of this Guaranty shall be effective unless it is in writing and signed by the party against whom it is being enforced.

SETOFF: The Bank may at any time and from time to time, without notice to Guarantor (any requirement for such notice being expressly waived by the Guarantor) setoff and apply against any and all Liabilities any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of any Guarantor and any property of any Guarantor from time to time in possession of the Bank, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The Guarantor hereby grants to the Bank a lien on all such deposits, indebtedness and property as collateral security for the payment and performance of the Liabilities. The rights of the Bank under this provision are in addition to other rights and remedies which the Bank may otherwise have.

REPRESENTATIONS BY GUARANTOR: The Guarantor represents that it is a corporation duly organized, existing and in good standing under the laws of its state in incorporation, and that the execution and delivery of this Guaranty and the performance of the obligations it imposes are within its corporate powers, have been duly authorized by all necessary action of its board of directors, and do not contravene the terms of its articles of incorporation or by-laws. Each Guarantor represents that the execution and delivery of this Guaranty and the performance of the obligations it imposes do not violate any law, do not conflict with any agreement by which it is bound, do not require the consent or approval of any governmental authority or any third party, and that this Guaranty is a valid and binding agreement, enforceable according to its terms. Each Guarantor further represents that all balance sheets, profit and loss statements, and other information, if any, furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effect dates, including contingent liabilities of every type, which financial condition has not changed material and adversely since those dates.

NOTICES: Notice from one party to another relating to this Guaranty shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or telecopier number set forth under its name by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested,
(c) first class or express mail, postage prepaid, (d) Federal Express, Purolator Courier or like overnight courier service or (e) telecopy, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by first class, registered or certified mail, or on the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier. Notwithstanding the foregoing, notice of termination of this Guaranty shall be deemed received only upon the receipt of actual written notice by the Bank in accordance with the paragraph above labeled "Continued Reliance."

LAW AND JUDICIAL FORUM THAT APPLY: This agreement is governed by Michigan law. The Guarantor agrees that any legal action or proceeding against it with respect to any of its obligations under this Guaranty may be brought in any state or federal court located in the State of Michigan, as the Bank in its sole discretion may elect. By the execution and delivery of this Guaranty, the Guarantor submits to and accepts, with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts. The Guarantor waives any claim that the State of Michigan is not a convenient forum or the proper venue for any such suit, action or proceeding.

MISCELLANEOUS: The Guarantor's liability under this Guaranty is independent of its liability under any other guaranty previously or subsequently executed by the Guarantor or any one of them, singularly or together with others, as to all or any part of the Liability, and may be enforced for the full amount of this Guaranty regardless of the Guarantor's liability under any other guaranty. This Guaranty is binding on Guarantor's heirs, successors and assigns, and will operate to the benefit of the Bank and its successors and assigns. The use of headings shall not limit the provisions of this Guaranty. All discussions and documents arising between this Guaranty and the last guaranty signed by the Guarantor as to the Borrower are merged into this Guaranty.

WAIVER OF JURY TRIAL: The Bank and the Guarantor, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Guaranty or any related instrument or agreement, or any of the transactions contemplated by this Guaranty, or any course of conduct, dealing, statement (whether oral or written), or actions of either of them. Neither the Bank nor the Guarantor shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Guarantor except by a written instrument executed by both of them.

Dated:_________________________1996
                                                                    GUARANTOR:

Address:                                     _________________________________
___________________________________          _________________________________
___________________________________          _________________________________

                                                                EXHIBIT 3.6(f)

                    AMENDED AND RESTATED SECURITY AGREEMENT


THIS AMENDED AND RESTATED SECURITY AGREEMENT ("Agreement"), dated as of June 30, 1996, is made by__________________ , a________________ corporation
("Debtor"), in favor of NBD Bank, a Michigan banking corporation ("NBD").


                                   Recitals:

      A. Secom General Corporation, Uniflow Corporation, Micanol, Inc., L&H Die, Inc., and Form Flow, Inc. (collectively, the "Borrowers") have obtained various term loans and revolving loans from NBD.

      B. The Borrowers have requested that NBD amend and consolidate the existing credit facilities pursuant to an Amended and Restated Revolving Credit and Loan Agreement dated as of June 30, 1996 (such agreement, as amended, modified, restated, replaced or supplemented from time to time, is referred to herein as the "Loan Agreement").

      C. Debtor has granted NBD a security interest in its assets pursuant to various Continuing Security Agreements and this Agreement amends and restates that grant of security and continues, but does not replace, such prior security interests only in the collateral specified herein.

      D. It is a condition to the obligations of NBD in the Loan Agreement that Debtor shall enter into this Agreement.

      THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby agrees with NBD as follows:

      1. Defined Terms. In addition to those terms defined elsewhere in this Agreement, terms defined in the Loan Agreement shall have their defined meanings when used herein (unless otherwise defined herein) and the following terms shall have the following meanings, unless the context otherwise requires:

         "Accounts" shall mean any "account" or "chattel paper", as such terms are defined in Sections 9-106 and 9-105, respectively, of the Code, now or hereafter owned by Debtor, and shall also mean and include (i) all accounts receivable, contract rights, book debts, notes, drafts, instruments, documents, acceptances, payments under leases and other forms of obligations, now owned or hereafter received or acquired by or belonging or owing to Debtor whether arising out of goods sold or leased or services rendered by it or from any other transaction, whether or not the same involves the sale of goods or services by Debtor (including,without limitation, any such obligation which might be characterized as an account, contract right, general intangible or chattel paper under the Uniform Commercial Code in effect in any jurisdiction); (ii) all of Debtor's rights in, to and under all purchase orders now owned or hereafter received or acquired by it for goods or services, and all of Debtor's rights to any goods represented by any of the foregoing (including returned or repossessed goods and unpaid sellers' rights of rescission, replevin, reclamation and stopping in transit); (iii) all monies due to or to become due to Debtor under all contracts for the sale or lease of goods or the performance of services by it (whether or not yet earned by performance on the part of Debtor) now in existence or hereafter arising, including, without limitation, the right to receive the proceeds of such purchase orders and contracts and all collateral security and guarantees of any kind given by any person with respect to any of the foregoing; and (iv) all monies due or to become due to Debtor as a result of the repayment of any loans or extensions of credit by it, or the realization upon any security granted to Debtor with respect to such loans or extensions of credit.

         "Code" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of Michigan.

         "Collateral" shall have the meaning provided in Section 3.

         "Collected Proceeds" shall have the meaning provided in Section 13.

         "Contract Rights" shall mean all rights of Debtor (including, without limitation, all rights to payment) under each Contract.

         "Contracts" shall mean, collectively, all contracts, instruments, undertakings, documents or other agreements in or under which Debtor may now or hereafter have any right, title or interest and which pertain to the manufacture, lease, sale or other disposition by Debtor of any Inventory, or the providing of services, as any of the same may from time to time be amended, supplemented or otherwise modified.

         "Inventory" shall mean any "inventory", as such term is defined in
     Section 9-109(4) of the Code, wherever located, now owned or hereafter acquired by Debtor or in which Debtor now has or hereafter may acquire any right, title or interest including, without limitation, all goods and other personal property now or hereafter owned by Debtor which are leased or are held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in Debtor's business, or in the processing, packaging or shipping of the same, and all finished goods.

         "Lien Termination Date" shall have the meaning provided in
     Section 20.

         "Proceeds" shall have the meaning provided it under the Code and, in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Debtor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

         "Requirement of Law" shall mean, as to any person, the charter and By-Laws or other organizational or governing documents of such person, and any material law, treaty, rule or regulation or determination of arbitration or a court or other governmental authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

      2. Benefit of Agreement. This Agreement is for the benefit of NBD to secure the payment of the Obligations (as defined in the Loan Agreement), and to secure the performance of the Debtor and the other Loan Parties of their respective obligations to NBD under any guaranty, promissory note or other agreement, whether now existing or arising in the future (the "Other Obligations").

      3. Grant of Security Interest.

             (a) General. As collateral security for the prompt and complete payment and performance of Debtor's obligations to NBD, whether under the Loan Agreement or other agreement or promissory note, whether now existing or arising in the future, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, and the Other Obligations and in order to induce NBD to enter into the Loan Agreement, Debtor hereby grants in favor of NBD, a continuing security interest (the "Security Interest") in all of the following property now owned, or at any time hereafter acquired, by Debtor or in which Debtor now has or at any time in the future may acquire any right, title or interest (all of which is hereinafter collectively referred to as the "Collateral"):

                   (i) all existing and future Contracts (including, without limitation, instruments and documents);

                  (ii) all existing and future Accounts, Contract Rights (including, without limitation, (a) all money due and to become due under any Contract, (b) any damages arising out of or for breach or default in respect of any Contract or Account, (c) all other amounts from time to time paid or payable under or in connection with any Contract or Account, and (d) the right of Debtor to terminate any Contract or to perform or exercise all remedies thereunder);

                 (iii) all existing and future Inventory; and

                  (iv) to the extent not otherwise included, all Proceeds and products of any or all of the foregoing.

             (b) Business Records. In addition to the grant of the Security Interest under Section 3(a), Debtor hereby grants for the benefit of NBD, a lease and first Security Interest in all of Debtor's books and records pertaining to the Collateral, including without limitation, all books of accounts, ledgers, computer software, computer printouts and other computerized records in which there are reflected or maintained the Collateral in which NBD has a Security Interest, or which relate to any other Collateral NBD may hold from Debtor and all supporting evidence and documents relating to such security in the form of written applications, credit information, account cards, payment records, correspondence, delivery and installation certificates, invoice copies, delivery receipts, notes and other evidences of indebtedness, insurance certificates and the like. For convenience, these books, records and documents are called "Business Records". The Business Records, presently included in this Agreement, are described as follows:

      accounts receivable subsidiary ledger (including unpaid invoice file), cash receipts journal, cash disbursements journal and filing cabinets containing customer orders, correspondence, paid invoice files and any other books and records, filing cabinets, or places of storage of data and information, including all computer storage facilities, records and software usually located at Debtor's places of business identified on
      Schedule I or elsewhere.

      4. Rights of NBD: Limitations on NBD's Obligations. It is expressly agreed to by Debtor that, anything herein to the contrary notwithstanding, nothing in this Agreement shall reduce Debtor's liability under each of the Accounts and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Account and in accordance with the terms and provisions of each such Contract. NBD shall not have any obligation or liability under any Account (or agreement giving rise thereto) or under any Contract by reason of or arising out of this Agreement or the receipt by NBD of any payment relating to any Account or Contract pursuant hereto, nor shall NBD be required or obligated in any manner to perform or fulfill any of the obligations of Debtor under or pursuant to any Account (or any agreement giving rise thereto) or under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto) or under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

      5. Representations and Warranties. Debtor hereby represents and warrants that:

             (a) Title; No Other Security Interests. Except for the Security Interest granted hereunder for the benefit of NBD and Permitted Liens under the Loan Agreement, Debtor owns each item of the Collateral free and clear of any and all security interests or claims of others.

             (b) Addresses. The Debtor's principal place of business and the place where its records concerning the Accounts and other Collateral are kept and the other addressees) of Debtor's business, if any, are set forth on
Schedule I hereto. The states in which Collateral is located, and Debtor's principal place of business in each state, shall not be changed without prior written notice to NBD, but the Collateral, wherever located, is covered by this Agreement. Debtor shall immediately advise NBD in writing of any change in its name, address or form of organization.

             (c) Trade Names. Any and all trade names under which Debtor transacts any part of its business, and all former names of Debtor, are those which have been previously disclosed to NBD, as set forth on Schedule I hereto.

             (d) Accuracy of Information. All information, certificates or statements given to NBD pursuant to this Agreement shall be true and complete in all material respects, when given.

      6. Covenants. Debtor covenants and agrees with NBD that, unless otherwise consented to by NBD in writing, from and after the date of this Agreement until the Obligations and Other Obligations are fully satisfied:

             (a) Further Documentation. Pledge of Instruments. At any time and from time to time, upon the written request of NBD, and at the sole expense of Debtor, Debtor will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as NBD may reasonably request for the purpose of obtaining the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests granted hereby. A carbon, photographic or other reproduction of this agreement shall be sufficient as a financing statement for filing in any jurisdiction.

             (b) Maintenance of Records. If requested by NBD, Debtor will mark the Business Records pertaining to the Collateral to evidence this Agreement and the Security Interests granted hereby.

             (c) Indemnification. Debtor agrees to pay, and to hold NBD harmless from, any and all liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses) (i) with respect to, or resulting from, any delay in paying any and all excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral, (ii) with respect to, or resulting from, any delay in complying with any Requirement of Law applicable to any of the Collateral or (iii) in connection with any of the transactions contemplated by this Agreement.

             (d) Payment of Obligations. Debtor will pay promptly when due, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of its income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if and to the extent not required to be paid pursuant to Section 6.1(b) or other provision of the Loan Agreement.

             (e) Limitation on Security Interests on Collateral. Debtor will not create, incur or permit to exist, and will defend the Collateral against, and will take such other action as is necessary to remove, any Security Interest or claim on or to the Collateral other than the Security Interests created hereby, and other than Permitted Liens pursuant to the Loan Agreement, and will defend the right, title and interest of NBD in and to any of the Collateral against the claims and demands of all persons whomsoever. Debtor will not sell or otherwise dispose of any type or item of Collateral except as expressly permitted by this Agreement or as otherwise not prohibited by the Loan Agreement.

             (f) Limitations on Modifications of Contracts, Accounts; No Waivers, Extensions. Debtor will not, other than in the ordinary course of business, (i) amend, modify, terminate or waive any provision of any Contract or any agreement giving rise to an Account in any manner which would reasonably be expected to materially adversely affect the value of such Contract or Account as Collateral, or (ii) fail to exercise promptly and diligently each and every right which it may have under each Contract and each agreement giving rise to an Account (other than any right of termination) in any manner which would reasonably be expected to materially adversely affect the value of such Contract.

             (g) Limitations on Discounts, Compromises, Extension of Accounts. Other than in the ordinary course of business, Debtor will not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partially, any person liable for the payment thereof or allow any credit or discount whatsoever thereon.

             (h) Maintenance of Property and Insurance. Debtor will maintain, preserve and protect all property that is material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, business interruption insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amounts as it shall reasonably deem necessary, and maintain such other insurance as may be required by Governmental Regulations or as may be reasonably requested by NBD. NBD shall be listed as a loss payee and additional insured with respect to the Collateral and providing 30 days notice to NBD prior to termination or cancellation, all in form and substance reasonably satisfactory to NBD. Upon request, the Debtor shall deliver to NBD copies of all or any of such insurance policies or the related certificates of insurance.

             (i) Right of Inspection. NBD shall have access to the books, correspondence and records of Debtor during normal business hours. NBD and its representatives shall at all times also have the right to enter into and upon any premises where any of the records of Accounts or Inventory is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein. NBD will take reasonable steps to maintain the confidentiality of information obtained by it, except as required by law.

     7. Sale and Collections.

             (a) Sale of Inventory. So long as no Event of Default has occurred and is continuing and NBD has not given written notice to Debtor restricting such sales, Debtor may sell or otherwise dispose of Inventory in the ordinary course of Debtor's business.

             (b) Verification and Notification. If an Event of Default has occurred and is continuing, NBD may verify Collateral in any reasonable manner and Debtor shall assist NBD in so doing. Anything contained herein to the contrary notwithstanding, NBD may at any time during the continuance of an Event of Default, and Debtor shall, thereafter, upon request of NBD, notify the account debtors on any Accounts to make payment directly to NBD, and NBD may enforce collection of, settle, compromise, extend or renew the indebtedness of, such account debtors. NBD may also, at any time during the continuance of an Event of Default, notwithstanding any other provision of this Agreement, notify the bailer of any Inventory of its Security Interest therein.

             (c) Deposit With NBD. During the continuance of an Event of Default, NBD shall have the right, at any time, to notify and direct any person obligated to the Debtor (an "Account Debtor") to make all payments whatever to NBD and NBD shall have the right, at any time, to hold all amounts acquired from any Account Debtor and any proceeds as part of the Collateral. Also during the continuance of an Event of Default, any payment received by the Debtor shall be held by the Debtor in trust for NBD in the same medium in which received, shall not be commingled with any assets of the Debtor and shall, at the request of NBD, be turned over to NBD not later than the next business day following the day of their receipt.

             (d) License. NBD is hereby granted an irrevocable royalty-free license and right to use, without charge, Debtor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Debtor's rights under all licenses and all franchise agreements shall inure to NBD's benefit, all of which may be exercised during an Event of Default.

     8. NBD's Appointment as Attorney-in-Fact.

             (a) General Appointment. During the continuance of an Event of Default, Debtor hereby irrevocably constitutes and appoints NBD, with power of substitution to appoint any person to act on its behalf where such appointment is required by applicable law, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Debtor and in the name of Debtor or in its own name, from time to time in NBD's discretion, for the purpose of carrying out the terms of this Agreement, on behalf of Debtor, to do the following:

                  (i) to ask, demand, collect, receive and give acquittance and receipts for any and all monies due and to become due under any Contract or Account and, in the name of Debtor or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of monies due under any Contract or Account and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by NBD for the purpose of collecting any and all such monies due under any Contract or Account whenever payable;

                 (ii) to pay or discharge taxes, Security Interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

                (iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to NBD or as NBD shall direct; (B) to receive payment of and give receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Debtor with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as NBD may deem appropriate; and (G) to do, at NBD's option and Debtor's expense, at any time, or from time to time, all acts and things which NBD deems necessary or desirable to protect, preserve or realize upon the Collateral and NBD's Security Interest therein, in order to effect the intent of this Agreement, all as fully and effectively as Debtor might do.

      This power of attorney is a power coupled with an interest and shall be irrevocable until the Lien Termination Date.

             (b) irrevocability The powers conferred on NBD hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. NBD shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Debtor for any act or failure to act, except for its own gross negligence or willful misconduct.

      9. Performance by NBD of Debtor's Obligations. If Debtor fails to perform or comply with any of its agreements contained herein or in the Loan Agreement and NBD, at its sole option, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of NBD incurred in connection with such performance or compliance shall be payable by Debtor to NBD on demand and shall constitute Obligations secured hereby.

     10. Proceeds as Collateral. During the continuance of an Event of Default, any and all such Proceeds received by NBD (whether from Debtor or otherwise) may, in the sole discretion of NBD, be held by NBD as collateral security for, or then or at any time thereafter applied in whole or in part by NBD, against all or any part of the Obligations in the manner provided in
Section 13. Any balance of such payments held by NBD and remaining after payment in full of all the obligations secured hereby shall be paid over to Debtor in the manner provided in Section 20.

     11. Events of Default. The occurrence of (a) an Event of Default under the Loan Agreement or (b) an event of default or event of acceleration under any other agreement between Debtor and NBD or any Loan Party and NBD, shall be deemed an Event of Default hereunder.

      12. Remedies.

             (a) General. If an Event of Default shall occur and be continuing, NBD may exercise in addition to all other rights and remedies granted to it in this Agreement, the Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations or the Other Obligations, all rights and remedies of a secured party under the Code or other applicable law. Without limiting the generality of the foregoing, Debtor expressly agrees that in any such event NBD may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, or otherwise dispose of and deliver such Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange or broker's board or at any of NBD's offices or elsewhere at such prices as it may deem best for cash or on credit or for future delivery without assumption of any credit risk. NBD shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of such Collateral so sold, free of any right or equity of redemption in Debtor which right or equity is hereby waived or released. Debtor further agrees that if an Event of Default shall occur and be continuing, it will, at NBD's request, assemble the Collateral and make it available to NBD at places which NBD shall reasonably select, whether at Debtor's premises or elsewhere, at Debtor's sole cost and expense. NBD shall keep the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale for application to the payment in whole or in part of the Obligations and/or Other Obligations, as the case may be, in the manner provided in Section 13, and only after payment by NBD of any other amount required by any provision of law, including
Section 9-504(1)(c) of the Code, will NBD be required to account for the surplus, if any, to Debtor. The Debtor agrees that NBD need not give more than ten days' notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Debtor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which NBD is entitled, Debtor also being liable for the fees of any attorneys employed by NBD to collect such deficiency.

             (b) Costs. Debtor also agrees to pay all costs of NBD, including, without limitation, reasonable attorneys' fees and legal expenses, incurred with respect to the collection of any of the Obligations and/or Other Obligations and the enforcement and administration by NBD of this Agreement and any of its respective rights hereunder.

     13.  Application of Proceeds.

             (a) Payment of Expenses. All monies collected by NBD upon any sale or other disposition of the Collateral, together with all other monies received by NBD hereunder (the "Collected Proceeds"), shall be applied by NBD as required below.

             (b) Payment of Obligations. Prior to the Lien Termination Date, the Collected Proceeds shall be applied to satisfy the obligations secured hereby in such order as NBD shall deem appropriate, in its sole discretion.

             (c) Payment to Debtor. At the Lien Termination Date, any Collected Proceeds of the Collateral not otherwise applied pursuant to this
Section 13, shall in each case be paid over (at NBD's discretion) to a court for distribution to any claimants of the Collected Proceeds or to Debtor pursuant to the terms of Section 20, except as otherwise required by law.

     14. Limitation on Collateral NBD's Duty in Respect of Collateral. NBD's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as NBD deals with similar property for its own account. Neither NBD, nor any of its respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Debtor or otherwise.

     15. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

     16. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     17. Section Headings, etc. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof. All references to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

     18. No Waiver; Cumulative Remedies. NBD shall not by any act (except a written instrument pursuant to Section 19 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of the terms and conditions hereof. A waiver by NBD of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which NBD would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of NBD any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by the Loan Agreement, any other Loan Documents or applicable law.

     19. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by a written instrument, duly executed by Debtor and NBD. This Agreement and all obligations of Debtor hereunder shall be binding upon the successors and assigns of Debtor, and shall, together with the rights and remedies of NBD hereunder, inure to the benefit of NBD and its respective successors and assigns, provided that Debtor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of NBD. This Agreement shall be governed by, and be construed and interpreted in accordance with, the internal laws (and not the laws of conflict) of the State of Michigan.

     20. Termination; Release. Upon the full and complete satisfaction of all obligations secured hereby, including without limitation the Other Obligations, this Agreement shall terminate, and NBD, at the request and expense of Debtor, shall promptly execute and deliver to Debtor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to Debtor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of NBD and which has not theretofore been sold or otherwise applied or released pursuant to this Agreement, together with any monies at the time held by NBD hereunder (the "Lien Termination Date").

     21. Notices. Etc. Any demand, notice or communication to be made or given hereunder shall be in writing, except as otherwise expressly permitted or required under this Agreement, and may be made or given by personal delivery, by courier service by registered or certified mail or by transmittal by telex or telecopy machine addressed to the respective parties as follows:

      To Debtor:              ________________________________
                              ________________________________
                              ________________________________
                              ________________________________
                              Attention:______________________
                              Phone:__________________________
                              Fax:____________________________

      To NBD:                 NBD Bank
                              35011 Michigan Avenue
                              Wayne, Michigan 48184
                              Attention: Joseph B. Kabourek
                              Phone: (313) 326-3739
                              Fax: (313) 326-3746

or to such other mailing or telex or facsimile machine address as any party may from time to time notify the others in accordance with this Section 21. All notices, requests, consents and other communications shall be deemed to have been given when received if hand delivered, if mailed by certified or registered mail, postage prepaid, upon receipt of such mailing, or if deposited with an expedited courier service such as Federal Express" or "Purolator", upon receipt which will be presumed to be on the Business Day (as defined in the Loan Agreement) following such deposit, or if telecopied, on the Business Day on which such telecopy is confirmed as having been received, in all cases, addressed to the respective address set forth on the signature page attached hereto, or as may otherwise be designated in accordance herewith.

     22. Loan Agreement Controls. In the event of an express conflict between the terms of this Agreement and the terms of the Loan Agreement, the terms of the Loan Agreement shall govern and control.

     23. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     24. Prior Security Agreements. All prior security agreements given to NBD relating to Debtor's personal property are hereby amended and restated by this Agreement and NBD's security interests in any assets of Debtor granted by prior security agreements but not included in the definition of Collateral hereunder are acknowledged to be terminated.

     25. Waiver of Jury Trial. THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. NBD AND DEBTOR EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES

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

ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR ANY OTHER AGREEMENTS BETWEEN THE PARTIES. NO PARTY SHALL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHICH SUCH RELINQUISHMENT WILL BE CHARGED.

        IN WITNESS WHEREOF, Debtor and NBD have caused this Agreement to be executed by their duly authorized officers on the date first set forth above.

                               NBD BANK,
                               a Michigan banking corporation


                               By: /s/ Joseph B. Kabourek
                                   ----------------------------
                               Joseph B. Kabourek
                               Its: Vice President




                               _______________________________
                               a____________corporation


                               By:____________________________

                                    Its:______________________

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